Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184042

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 25, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 30, 2012)

             Shares

    % Series C Cumulative Redeemable Perpetual

Preferred Shares

Tsakos Energy Navigation Limited

(Liquidation Preference $25 Per Share)

We are offering              of our     % Cumulative Redeemable Perpetual Series C Preferred Shares, par value $1.00 per share, liquidation preference $25.00 per share (the “Series C Preferred Shares”).

Dividends on the Series C Preferred Shares are cumulative from the date of original issue and will be payable quarterly in arrears on the 30th day of January, April, July and October of each year, commencing January 30, 2014, when, as and if declared by our board of directors. Dividends will be payable out of amounts legally available therefore at an initial rate equal to     % per annum of the stated liquidation preference, subject to adjustment as described in this prospectus supplement.

At any time on or after October 30, 2018, the Series C Preferred Shares may be redeemed, in whole or in part, out of amounts legally available therefore, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. If (i) we fail to comply with certain covenants (a “Covenant Default”), (ii) we experience certain defaults under any of our credit facilities (a “Cross Default”), (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears (a “Dividend Payment Default”) or (iv) the Series C Preferred Shares are not redeemed in whole by October 30, 2020 (a “Failure to Redeem”), the dividend rate payable on the Series C Preferred Shares shall increase, subject to an aggregate maximum rate per annum of 25% prior to October 30, 2018 and 30% thereafter, to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as of the close of business on the day immediately preceding the Covenant Default, Cross Default, Divided Payment Default or Failure to Redeem, as applicable, and on each subsequent Dividend Payment Date, the dividend rate payable shall increase to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until the Covenant Default, Cross Default or Dividend Payment Default is cured or the Series C Preferred Shares are no longer outstanding. Please read “Description of Series C Preferred Shares—Dividends—Dividend Payment Dates—Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem.”

We intend to file an application to list the Series C Preferred Shares on The New York Stock Exchange under the symbol “TNP PR C”. Currently, there is no public market for the Series C Preferred Shares. If the application is approved, trading of the Series C Preferred Shares is expected to begin within 30 days after the original issue date of the Series C Preferred Shares.

We have granted the underwriters the right to purchase              additional Series C Preferred Shares within 30 days from the date of this prospectus supplement.

Investing in our Series C Preferred Shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-15 of this prospectus supplement and page 3 of the accompanying base prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds (before expenses) to us	$	$

(1)	See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Series C Preferred Shares on or about                     , 2013.

Joint Bookrunners

UBS Investment Bank	Morgan Stanley

Lead Manager

Jefferies

Co-Managers

Incapital	DNB Markets

                    , 2013

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the Series C Preferred Shares in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date.

Acting pursuant to the Exchange Control Act of 1972 (and its related regulations), the Bermuda Monetary Authority has given general permission for the issue and transfer of any of our securities, including our Series C Preferred Shares, to and between persons non-resident of Bermuda for exchange control purposes provided our shares are listed on an appointed stock exchange, which includes the New York Stock Exchange. In granting such permission, the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

S-ii

SUMMARY

This summary highlights important information contained elsewhere in this prospectus supplement and the accompanying base prospectus. You should carefully read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference to understand fully our business and the terms of our Series C Preferred Shares, as well as the tax and other considerations that are important to you in making your investment decision. You should consider carefully the “Risk Factors” section beginning on page S-15 of this prospectus supplement and on page 3 of the accompanying base prospectus to determine whether an investment in our Series C Preferred Shares is appropriate for you. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

Unless we otherwise specify, when used in this prospectus supplement, the terms “Tsakos,” the “Company,” “we,” “our” and “us” refer to Tsakos Energy Navigation Limited and its subsidiaries, except that when such terms are used in this prospectus supplement in reference to the Series C Preferred Shares, they refer specifically to Tsakos Energy Navigation Limited.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international seaborne petroleum product and crude oil transportation services and, as of September 1, 2013, operated a fleet of 48 vessels, consisting of 45 modern petroleum product tankers and crude oil carriers that provide marine transportation services for national, major and other independent oil companies and refiners under long, medium and short-term charters, one 2007-built Liquefied Natural Gas (“LNG”) carrier and two 2013-built suezmax shuttle tankers with advanced dynamic positioning technology (“DP2”). We also have a 174,000 cbm LNG carrier under construction at Hyundai Heavy Industries shipyard with delivery expected in the first quarter of 2016 and an option for the construction of an additional LNG carrier with the same specifications exercisable by October 31, 2013 with delivery expected in the second half of 2016. In addition, we have an agreement with Sungdong Shipbuilding in South Korea for additional tanker vessels and are in discussions with the shipyard regarding the number, size, classification and timing of the vessels to be constructed.

We believe that we have established a reputation as a safe, reliable and cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers as customers, many on a repeat basis, and to our success in obtaining charter renewals.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, an affiliate company owned by our chief executive officer. Tsakos Energy Management provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Until June 30, 2010, Tsakos Shipping also provided technical and operational management for the majority of our vessels. Tsakos Energy Management subcontracts the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed in February 2010 by Tsakos family interests and a German private company, the owner of the established ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company. TCM, which formally commenced operations on July 1, 2010, now manages the technical and operational activities of all of our vessels apart from the LNG carrier Neo Energy, the VLCC Millennium and the suezmax Eurochampion 2004, which are technically managed by non-affiliated ship managers. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations, vessel sale and purchase, and vessel financing.

We believe that we have strong contracted coverage for our vessels, including our two shuttle tanker newbuildings delivered in 2013, each of which is chartered for 15 years. Our vessels have an average remaining charter length of approximately 3 years. In addition, we have charter coverage for approximately 74% of available days through the remainder of 2013, approximately 60% of available days for 2014 and approximately 38% of available days for 2015. We intend to increase our charter coverage over time.

Our Fleet

As of September 25, 2013, our fleet consisted of the following 48 vessels:

Vessel	Year Built	Deadweight Tons	Year Acquired	Charter Type	Profit Share Arrangements (1)	Expiration of Charter	Hull Type (2) (all double hull)
VLCC
1. Millennium	1998	301,171	1998	Time Charter		March 2015

SUEZMAX
1. Dimitris P	2011	157,740	2011	Time Charter	Yes	August 2023
2. Spyros K	2011	157,648	2011	Time Charter	Yes	May 2022
3. Antarctic	2007	163,216	2007	Spot		—	Ice-class 1A
4. Arctic	2007	163,216	2007	Time Charter	Yes	August 2015	Ice-class 1A
5. Alaska	2006	163,250	2006	Time Charter		September 2014	Ice-class 1A
6. Archangel	2006	163,216	2006	Time Charter		March 2014	Ice-class 1A
7. Eurochampion 2004	2005	164,608	2005	Spot		—	Ice-class 1C
8. Euronike	2005	164,565	2005	Time Charter	Yes	September 2014	Ice-class 1C
9. Silia T	2002	164,286	2002	Time Charter		March 2015
10. Triathlon	2002	164,445	2002	Time Charter	Yes	January 2014

SUEZMAX DP2 SHUTTLE
1. Brasil 2014	2013	155,721	2013	Time Charter		June 2028
2. Rio 2016	2013	155,709	2013	Time Charter		May 2028

AFRAMAX
1. Sapporo Princess	2010	105,354	2010	Spot		—	DNA
2. Uraga Princess	2010	105,344	2010	Spot		—	DNA
3. Asahi Princess	2009	105,372	2009	Contract of Affreightment		—	DNA
4. Ise Princess	2009	105,361	2009	Contract of Affreightment		—	DNA
5. Maria Princess	2008	105,346	2008	Spot		—	DNA
6. Nippon Princess	2008	105,392	2008	Time Charter		July 2014	DNA
7. Izumo Princess	2007	105,374	2007	Spot		—	DNA
8. Sakura Princess	2007	105,365	2007	Pool		—	DNA
9. Promitheas	2006	117,055	2006	Contract of Affreightment		—	Ice-class 1A
10. Propontis	2006	117,055	2006	Time Charter		March 2015	Ice-class 1A
11. Proteas	2006	117,055	2006	Spot		—	Ice-class 1A

PANAMAX
1. Chantal (3)	2009	74,329	2010	Time Charter		June 2016
2. Salamina	2009	74,251	2010	Time Charter	Yes	April 2015
3. Selini	2009	74,296	2010	Time Charter	Yes	April 2015
4. World Harmony (3)	2009	74,200	2010	Time Charter		April 2016
5. Selecao	2008	74,296	2008	Time Charter		August 2014
6. Socrates	2008	74,327	2008	Time Charter		July 2014
7. Andes (3)	2003	68,439	2003	Time Charter	Yes	November 2013
8. Inca (3)(4)	2003	68,439	2003	Time Charter		May 2016
9. Maya (3)(4)	2003	68,439	2003	Time Charter		September 2016

HANDYMAX
1. Afrodite (5)	2005	53,082	2006	Time Charter	Yes	June 2015	Ice-Class 1A
2. Apollon (5)	2005	53,149	2006	Time Charter	Yes	July 2015	Ice-Class 1A
3. Ariadne	2005	53,021	2006	Time Charter	Yes	May 2014	Ice-Class 1A
4. Aris	2005	53,107	2006	Time Charter		May 2017	Ice-Class 1A
5. Artemis	2005	53,039	2006	Time Charter		November 2014	Ice-Class 1A
6. Ajax	2005	53,095	2006	Time Charter		May 2015	Ice-Class 1A

Vessel	Year Built	Deadweight Tons		Year Acquired	Charter Type	Profit Share Arrangements (1)	Expiration of Charter	Hull Type (2) (all double hull)
HANDYSIZE
1. Aegeas	2007	37,061		2007	Time Charter		October 2013	Ice-class 1A
2. Andromeda	2007	37,061		2007	Spot		—	Ice-class 1A
3. Bosporos	2007	37,275		2007	Spot		—	Ice-class 1B
4. Byzantion	2007	37,275		2007	Spot		—	Ice-class 1B
5. Amphitrite	2006	37,061		2006	Spot		—	Ice-class 1A
6. Arion	2006	37,061		2006	Spot		—	Ice-class 1A
7. Didimon	2005	37,432		2005	Time Charter		March 2014
8. Delphi	2004	37,432		2006	Time Charter		November 2013

LNG
1. Neo Energy	2007	85,602 (149,700 cbm	)	2007	Time Charter		March 2016	Membrane
Total Vessels	48	4,785,633

(1)	The charter rate for these vessels is based on a fixed minimum rate for the Company plus different levels of profit sharing above the minimum rate, determined and settled on a calendar month basis.
(2)	Ice-class classifications are based on ship resistance in brash ice channels with a minimum speed of 5 knots for the following conditions ice-1A: 1m brash ice, ice-1B: 0.8m brash ice, ice-1C: 0.6m brash ice. DNA-design: new aframax with shorter length overall allowing greater flexibility in the Caribbean and the United States.
(3)	Charterers have the option to terminate the charter party after at least 12 months with three months’ notice.
(4)	49% of the holding company of these vessels is held by a third party.
(5)	The charter-rate for the second year provides for a potential increase above the minimum rate based on the fair market one-year charter-rate determined at the end of the first year.

Our newbuilding under construction as of September 1, 2013 is a 174,000 cbm LNG carrier (Hull 2612) at the Hyundai Heavy Industries shipyard in South Korea. A price range has been agreed with the shipyard, but the exact purchase price has yet to be determined and will reflect the agreed-upon increase in its size to 174,000 cbm from 164,000 cbm as originally ordered and changes in other specifications. This newbuilding is scheduled to be delivered in the first quarter of 2016. As of September 1, 2013, the progress payments made totalled $52.1 million. There is no further installment due in 2013. The schedule for the remaining payments is dependent on whether we exercise by October 31, 2013 an option we have with Hyundai Heavy Industries for the construction of an additional 174,000 cbm LNG carrier, with expected delivery in the second half of 2016. As of September 1, 2013, we have not yet secured bank financing for the LNG carrier under construction. The LNG carrier will be equipped with the latest tri-fuel diesel electric propulsion technology.

In March 2011, we had ordered a shuttle tanker newbuilding from Sungdong Shipbuilding in South Korea. However, the contract is being renegotiated such that the shuttle tanker has been cancelled and two alternative tanker vessels are being discussed instead. The final aggregate contract price for the alternative tanker vessels is expected to be similar to the original contract price for the cancelled shuttle tanker. A first installment of $4.5 million had been paid in the first quarter of 2013 and this amount will remain as the first installment of whatever new constructions are decided upon. The remainder of the installment schedule has yet to be determined.

Under the newbuilding contracts, the purchase prices for the ships are subject to deductions for delayed delivery, excessive fuel consumption and failure to meet specified deadweight tonnage requirements. We customarily make progress payments of approximately 30% to 50% of the contract price during the period of a vessel’s construction.

Our Distinguishing Factors

•	Modern, high-quality, fleet. We own a fleet of modern, versatile, high-quality tankers that are designed for enhanced safety and low operating costs. Since inception, we have committed to investments of approximately $3.6 billion, including investments of approximately $3.0 billion in newbuilding constructions, in order to maintain and improve the quality of our fleet. We believe that increasingly stringent environmental regulations and heightened concerns about liability for oil pollution have contributed to a significant demand for our vessels by leading oil companies, oil traders and major government oil entities. TCM, the technical manager of our fleet, has ISO 14001 environmental certification and ISO 1001 quality certification, based in part upon audits conducted on our vessels.

•	Diversified fleet. Our diversified fleet, which includes VLCC, suezmax, aframax, panamax, handymax and handysize tankers, as well as one LNG carrier and two DP2 shuttle tankers, allows us to better serve our customers’ international petroleum product and crude oil transportation needs. We have made a significant investment in ice-class vessels, which are vessels that can access ice-bound ports depending on certain thickness of ice and can earn a premium when operating in such environments. We have 21 ice-class vessels. Additionally, we entered the LNG market with the delivery of our LNG carrier in 2007 and have contracted for the construction of at least one additional LNG carrier newbuilding. We also entered the shuttle tanker market with our first DP2 suezmax Rio 2016 which was delivered in March 2013 and our second DP2 suezmax Brasil 2014 which was delivered in April 2013, each of which have commenced 15-year time charters with Petrobras.

•	Stability throughout industry cycles. Historically, we have employed a high percentage of our fleet on long and medium-term employment with fixed rates or minimum rates plus profit sharing agreements. We believe this approach has resulted in high utilization rates for our vessels. At the same time, we maintain flexibility in our chartering policy to allow us to take advantage of favorable rate trends through spot market employment, pools, contract of affreightment and charters with periodic adjustments and profit share arrangements. Over the five-year period ended December 31, 2012, our overall average annual fleet utilization rate was 96.9%. For the first six months of 2013, our fleet utilization increased to 97.9% from 95.4% in the first six months of 2012.

•	High-quality, creditworthy charterers. For over 40 years, Tsakos entities have maintained relationships with and achieved acceptance by national, major and other independent oil companies and refiners. Several of the world’s major oil companies and traders, including Petrobras, BP, ExxonMobil, FLOPEC, Hyundai Merchant Marine, Dorado, Shell and Stena, are among the regular customers of Tsakos Energy Navigation.

•	Developing LNG and offshore shuttle tanker platform. We believe we are well positioned to capitalize on rising demand for LNG sea transport and offshore shuttle tanker transport because of our extensive relationships with existing customers, strong safety track record and financial flexibility. We currently own one LNG carrier and have another under construction, whose scheduled delivery is in the first quarter of 2016. Additionally, following the recent deliveries of the Rio 2016 and the Brasil 2014, we own two newly-built DP2 suezmax shuttle tankers, which are employed on 15-year time charters to Petrobras. We are currently in discussions to construct additional vessels, including at least one additional LNG carrier.

•	Significant leverage from our relationship with Tsakos Shipping and TCM. We believe the expertise, scale and scope of TCM are key components in maintaining low operating costs, efficiency, quality and safety. We leverage Tsakos Shipping’s reputation and longstanding relationships with leading charterers to foster charter renewals. In addition, we believe that TCM has the ability to spread costs over a larger vessel base than that previously of Tsakos Shipping, thereby capturing even greater economies of scale that may lead to additional cost savings for us.

Our Business Strategies

•	Capitalize on our extensive relationships with energy producers. Our team has managed and operated a substantial number of product tankers and crude oil carriers since 1970 and has been active in the LNG shipping sector since 2007. We intend to leverage the long standing and deep relationships we have built with national, major and super major energy producers both to maximize the employment of our fleet throughout the shipping cycle and to expand our presence in the LNG sector. We believe we are well positioned to support these energy companies as they execute their growth plans in oil, petroleum products and LNG.

•	Focus on the LNG sector. We intend to expand our investment in LNG carriers since we believe that this sector of the shipping industry offers growth opportunities and attractive economic returns and plays to the strength of our long standing relationships with energy producers. With the growth in world energy requirements, there has been an increasing demand for LNG as a comparatively safe, efficient and environmentally clean source of energy. This growing demand has led to significant increases in LNG production, which we believe will drive significant increased demand for LNG transportation, including particularly LNG carriers.

•	Entering offshore sector. With the delivery of two suezmax DP2 shuttle tankers in March and April 2013, which operate on long-term charters with Petrobras, one of the largest developers of offshore oil fields, we have entered a shipping sector previously dominated by a small number of shipping companies. It is our intention to seek other opportunities in servicing the offshore oil exploration and production industry, building on our well-established relationships with existing oil major customers that are exploiting the rich deposits of sub-marine oil fields.

•	Opportunistically expand and modernize our tanker fleet. We will explore potential opportunities in the newbuilding market, either by placing new orders or acquiring already constructed newbuild vessels from first class shipyards, and/or purchasing recently-built tankers at the attractive prices that we believe are currently prevailing. Since we did not contract to purchase newbuildings when tanker prices were high, we believe that we will be able to modernize and renew our fleet with first class tonnage on attractive terms.

•	Seek to expand and diversify our customer base. We intend to cultivate relationships with a number of major energy companies beyond our current customer base and explore relationships with other leading energy companies, with an aim to supporting their growth plans and capitalizing on attractive opportunities these plans may offer shipping companies. We believe our operational expertise and financial strength in combination with our reputation and track record in energy transportation, position us favorably to capitalize on additional commercial opportunities in the energy sectors of the shipping industry.

•	Provide high-quality customer service that acts as a benchmark for the industry. We intend to continue to adhere to the highest standards with regard to reliability, safety and operational excellence as we execute our growth plans. Maintaining the highest safety and technical standards will, we believe, give us greater commercial opportunities to service new and existing customers and to diversify into the LNG sector.

•	Continue to Manage Our Balance Sheet and Access to Capital. We believe that management of our balance sheet, including management of cash and capital commitments, will continue to give us financial flexibility. We believe that we have taken advantage of opportunities at attractive points in the tanker shipping cycle and that we are experienced and well-positioned to continue to do so.

Industry Overview

•	Global oil demand is projected to increase marginally in 2013, with growth accelerating in 2014. Proven oil reserves totaled 1,669 billion barrels at the beginning of 2013, approximately 53 times larger than 2012 production levels, according to the BP Statistical Review of World Energy (June 2013). World oil supply increased 2.2% from 2011, with a majority of the increase coming from OPEC, as well as increased production from U.S. and Canadian shale oil, tight oil and from sands reserves. It is expected that demand growth from China will match, if not outpace, U.S. demand growth in the near future. Overall, the weak global economy as well as supply disruptions, both limiting demand growth through uncertainty and higher prices, resulted in a reduced increase in trade volumes in 2012.

•	2012 saw fleet growth for VLCC, suezmax, panamax and MR product tankers. Following the lowest annual averages in the modern era in all three crude tanker sections in 2011, VLCC rates increased significantly, primarily as a result of increases in rates for slow steam, while suezmax, aframax and MR product rates remained flat, as a result of oversupply, poor refinery margins lowering demand for crude by refiners, and declining trade from West Africa.

•	Crude oil supply is currently estimated to grow in 2013 by 2.1% led by the U.S. and Canada, as South Sudan is expected to recommence exports and Asian refineries return from maintenance, partially offset by continued decreased exports from Iran.

For a more detailed discussion of oil and tanker industry dynamics, please see “Item 5. Operating and Financial Review and Prospects-General Market Overview-World Oil Demand/Supply and Trade” in our Annual Report on Form 20-F incorporated by reference herein from which this discussion is drawn.

Recent Developments

Potential Financing of Fleet Expansion

From time to time and depending upon market conditions, we may consider various capital raising alternatives to finance the strategic growth and diversification of our fleet. Any such capital raising transactions may be at the Tsakos Energy Navigation Limited or subsidiary level. We are actively contemplating the formation of a master limited partnership, partly owned by other persons, to which interests in certain vessels in our fleet and rights to receive related cash flows would be transferred. We may also consider other capital-raising alternatives available to us from time to time. Please see “Risk Factors—The terms of the Series C Preferred Shares do not restrict our ability to engage in certain transactions, including spinoffs, transfers of assets or the formation of a master limited partnership, joint venture or other entity that may involve issuance of interests to third-parties in a substantial portion of our assets.”

On August 8, 2013, we entered into a distribution agency agreement with Jefferies LLC for the offer and sale of up to 4,000,000 of our common shares, par value $1.00 per share, from time to time in an at-the-market sales program. As of September 20, 2013, we had sold 481,804 of our common shares under this agreement for gross proceeds of $2.4 million. Jefferies LLC received a 2.5% commission from such sales.

Corporate Information

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at this address is 011 30 210 9407710. Our website address is www.tenn.gr. Information contained on or accessible to or from our website does not form part of this prospectus.

The Offering

Issuer	Tsakos Energy Navigation Limited

Securities Offered	of our % Series C Cumulative Redeemable Perpetual Preferred Shares (or of our Series C Preferred Shares if the underwriters exercise their option to purchase additional shares in full), par value $1.00 per share, liquidation preference $25.00 per share. For a detailed description of the Series C Preferred Shares, please read “Description of Series C Preferred Shares.”

Price per share	$25.00

Conversion; Exchange and Preemptive Rights	The Series C Preferred Shares will not have any conversion or exchange rights or be subject or entitled to preemptive rights.

Dividends	Dividends on Series C Preferred Shares will accrue and be cumulative from the date the Series C Preferred Shares are originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose.

In the event that four quarterly dividends, whether consecutive or not, payable on Series C Preferred Shares are in arrears, such event shall constitute a “Dividend Payment Default.”

Dividend Payment Dates	January 30, April 30, July 30 and October 30, commencing January 30, 2014 (each, a “Dividend Payment Date”).

Dividend Rate	The dividend rate for the Series C Preferred Shares will be % per annum per $25.00 of liquidation preference per share (equal to $ per share), subject to increase if (i) we fail to comply with certain covenants (a “Covenant Default”), (ii) we experience certain defaults under any of our credit facilities (a “Cross Default”), (iii) four quarterly dividends payable on the Series C Preferred Shares are in arrears (a “Dividend Payment Default”) or (iv) the Series C Preferred Shares are not redeemed by us in whole by October 30, 2020 (a “Failure to Redeem”), the dividend rate payable on the Series C Preferred Shares shall increase, subject to aggregate maximum rates per annum of 25% prior to October 30, 2018 and 30% thereafter, to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as of the close of business on the day immediately preceding the Covenant Default, Cross Default, Divided Payment Default or Failure to Redeem, as applicable, and on each subsequent Dividend Payment Date, the dividend rate payable shall increase to a rate that is 1.25 times the dividend rate payable on the Series C Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until the Covenant Default, Cross Default or Dividend Payment Default is cured or the Series C Preferred Shares are no longer outstanding. Please read “Description of Series C Preferred Shares—Dividends.”

Ranking	The Series C Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series C Preferred Shares will rank:

•	senior to our common shares and, if issued, our Series A Junior Participating Preferred Shares, and to each other class or series of capital stock established after the original issue date of the Series C Preferred Shares that is not expressly made senior to or on parity with the Series C Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up;

•	pari passu with our existing Series B Preferred Shares, of which shares representing $50 million aggregate liquidation preference were outstanding as of September 1, 2013, and any other class or series of capital stock established after the original issue date of the Series C Preferred Shares that is not expressly subordinated or senior to the Series C Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up; and

•	junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and each class or series of capital stock expressly made senior to the Series C Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up.

Optional Redemption and Failure to Redeem	At any time on or after October 30, 2018, we may redeem, in whole or in part, the Series C Preferred Shares at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Our failure to redeem all the Series C Preferred Shares on or prior to October 30, 2020, whether or not our board of directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which we are subject, shall constitute a “Failure to Redeem.”

Voting Rights

Holders of the Series C Preferred Shares generally have no voting rights. However, if and whenever dividends payable on the Series C Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series C Preferred Shares (voting together as a class with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, including holders of our Series B Preferred Shares) will, subject to certain exceptions, be entitled to elect one additional director to serve on our board of directors (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred (including our Series B Preferred Shares) and with which the Series C Preferred Shares voted as a class for the election of such director). This right will continue until we pay, or declare and set apart for payment, all cumulative dividends on the Series C Preferred Shares.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Shares, voting as a single class, we may not adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of the Series C Preferred Shares; issue any Parity Securities if the cumulative dividends payable on outstanding Series C Preferred Shares are in arrears; or create or issue any Senior Securities. Please read “Description of Series C Preferred Shares—Voting Rights.”

Covenants and Cross Defaults	We will be subject to certain covenants with respect to the Series C Preferred Shares, including:

(a) Restricting Total Borrowings to less than 75% of Total Assets; and

(b) Maintaining a Net Worth to Preferred Stock Ratio of at least 2.00.

Our failure to comply with clauses (a) or (b) above, if such failure continues unremedied for 120 days, shall constitute a “Covenant Default.”

A default by us under any Credit Facility (as defined under “Description of Series C Preferred Shares—Dividends—Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem”) shall constitute a “Cross Default” if such default is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under any Credit Facility (other than non-recourse indebtedness of any subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (as such Credit Facility may be amended) and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default, aggregates $25 million or more.

We will also provide certain information to holders of Series C Preferred Shares during the period of any Cross Default.

For definitions of capitalized terms used in the text above, please read “Description of Series C Preferred Shares—Certain Covenants—Certain Definitions and Interpretations.”

Fixed Liquidation Price	If we liquidate, dissolve or wind-up, holders of the Series C Preferred Shares will have the right to receive $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common shares or other junior securities.

Sinking Fund	The Series C Preferred Shares will not be subject to any sinking fund requirements. Please read “Description of Series C Preferred Shares—No Sinking Fund.”

Use of Proceeds	We intend to use the net proceeds of the sale of the Series C Preferred Shares, which are expected to total approximately $ million, assuming no exercise of the underwriters’ option to purchase additional shares, for general corporate purposes, which may include making vessel acquisitions or investments. Please read “Use of Proceeds.”

Ratings	The securities will not be rated by any nationally recognized statistical rating organization.

Listing	We intend to file an application to list the Series C Preferred Shares on the New York Stock Exchange, or NYSE, under the symbol “TNP PR C”. If the application is approved, trading of the Series C Preferred Shares on the NYSE is expected to begin within 30 days after the original issue date of the Series C Preferred Shares. The underwriters have advised us that they intend to make a market in the Series C Preferred Shares prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series C Preferred Shares will develop prior to commencement of trading on the NYSE or, if developed, will be maintained.

Tax Considerations	We believe that under current U.S. federal income tax law, all or a portion of the distributions you receive from us will constitute dividends and, if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income” subject to a maximum 20 percent U.S. federal income tax rate. Any portion of your distribution that is not treated as a dividend will be treated first as a non-taxable return of capital to the extent of your tax basis in your Series C Preferred Shares and, thereafter, as capital gain. Please read “Tax Considerations—Material U.S. Federal Income Tax Considerations.”

Form	The Series C Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, or DTC, except under limited circumstances.

Settlement	Delivery of the Series C Preferred Shares will be made against payment therefor on or about , 2013.

An investment in our Series C Preferred Shares involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-15 of this prospectus supplement and on page 3 of the accompanying base prospectus to determine whether an investment in our Series C Preferred Shares is appropriate for you.

Summary Historical Financial and Operating Data

The following table presents summary consolidated financial and other data of Tsakos Energy Navigation Limited for each of the years in the five-year period ended December 31, 2012 and for the six months ended June 30, 2013. The summary consolidated financial data of Tsakos Energy Navigation Limited is a summary of, is derived from and is qualified by reference to, our consolidated financial statements and notes thereto which have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”).

Our audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2012, 2011 and 2010, and the consolidated balance sheets at December 31, 2012 and 2011, together with the notes thereto, are included in “Item 18. Financial Statements” in our Annual Report on Form 20-F for the year ended December 31, 2012 incorporated herein by reference and should be read in their entirety.

Our consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the six months ended June 30, 2013 and 2012 and the consolidated balance sheet as of June 30, 2013, together with the notes thereto, are included in our Report on Form 6-K filed with the SEC on September 19, 2013, incorporated by reference in this prospectus, which should be read in their entirety. The results of operations for the six months ended June 30, 2013 may not be indicative of the results that may be expected for the entire year ending December 31, 2013.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands, except for share and per share amounts and fleet data)
Income Statement Data
Voyage revenues	$205,785	$201,276	$393,989	$395,162	$408,006	$444,926	$623,040
Expenses
Commissions	7,852	5,172	12,215	14,290	13,837	16,086	22,997
Voyage expenses	56,944	57,888	111,797	127,156	85,813	77,224	83,065
Charter hire expense	—	—	—	—	1,905	—	13,487
Vessel operating expenses (1)	64,232	67,650	133,251	129,884	126,022	144,586	143,757
Depreciation	46,196	47,369	94,340	101,050	92,889	94,279	85,462
Amortization of deferred dry-docking costs	2,410	2,268	4,910	4,878	4,553	7,243	5,281
Management fees	7,826	7,959	15,887	15,598	14,143	13,273	12,015
General and administrative expenses	2,101	1,784	4,093	4,292	3,627	4,069	4,626
Management incentive award	—	—	—	—	425	—	4,750
Stock compensation expense	—	168	730	820	1,068	1,087	3,046
Foreign currency losses (gains)	(123)	(119)	30	458	(378)	730	915
Amortization of deferred gain on sale of vessels	—	—	—	—	—	—	(634)
Net gain on sale of vessels	—	—	1,879	(5,001)	(19,670)	(5,122)	(34,565)
Vessel impairment charge	—	—	13,567	39,434	3,077	19,066	—
Operating income (loss)	18,347	11,137	1,290	(37,697)	80,695	72,405	278,838
Other expenses (income):
Interest and finance costs, net	20,019	26,409	51,576	53,571	62,283	45,877	82,897
Interest and investment income	(158)	(878)	(1,348)	(2,715)	(2,626)	(3,572)	(8,406)
Other, net	(303)	19	118	397	3	(75)	350
Total other expenses (income), net	19,558	25,550	50,346	51,253	59,660	42,230	74,841
Net income (loss)	(1,211)	(14,413)	(49,056)	(88,950)	21,035	30,175	203,997
Less: Net (income) loss attributable to non-controlling interest	706	(91)	(207)	(546)	(1,267)	(1,490)	(1,066)
Net income (loss) attributable to Tsakos Energy Navigation Ltd.	$(505)	$(14,504)	$(49,263)	$(89,496)	$19,768	$28,685	$202,931
Per Share Data
Earnings (loss) per share, basic	$(0.02)	$(0.29)	$(0.92)	$(1.94)	$0.50	$0.78	$5.40
Earnings (loss) per share, diluted	$(0.02)	$(0.29)	$(0.92)	$(1.94)	$0.50	$0.77	$5.33
Weighted average number of shares, basic	56,443,237	50,275,135	53,301,039	46,118,534	39,235,601	36,940,198	37,552,848
Weighted average number of shares, diluted	56,443,237	50,275,135	53,301,039	46,118,534	39,601,678	37,200,187	38,047,134
Dividends per common share, paid	$0.05	$0.30	$0.50	$0.60	$0.60	$1.15	$1.80

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands, except for share and per share amounts and fleet data)
Cash Flow Data
Net cash provided by operating activities	72,561	34,633	60,862	45,587	83,327	117,161	274,141
Net cash used in investing activities	(127,200)	(2,482)	(42,985)	(69,187)	(240,115)	(75,568)	(164,637)
Net cash provided by /(used in) financing activities	51,461	4,820	(49,288)	(77,329)	137,244	(57,581)	21,218
Balance Sheet Data (at period end)
Cash and cash equivalents	$141,119		$144,297	$175,708	$276,637	$296,181	$312,169
Cash, restricted	5,790		16,192	5,984	6,291	6,818	7,581
Investments	1,000		1,000	1,000	1,000	1,000	1,000
Advances for vessels under construction	41,920		119,484	37,636	81,882	49,213	53,715
Vessels, net book value	2,246,992		2,088,358	2,194,360	2,235,065	2,009,965	2,155,489
Total assets	2,521,304		2,450,884	2,535,337	2,702,260	2,549,720	2,602,317
Long-term debt, including current portion	1,438,651		1,442,427	1,515,663	1,562,467	1,502,574	1,513,629
Total stockholders’ equity	973,325		926,840	919,158	1,019,930	914,327	915,115
Fleet Data
Average number of vessels (2)	47.0	48.0	47.9	47.8	46.1	46.6	44.1
Number of vessels (at end of period) (2)	48.0	48.0	46.0	48.0	48.0	47.0	46.0
Average age of fleet (in years) (3)	6.6	7.5	6.5	7.0	6.8	6.8	6.1
Earnings capacity days (4)	8,507	8,736	17,544	17,431	16,836	17,021	16,143
Off-hire days (5)	179	402	889	502	400	390	431
Net earnings days (6)	8,328	8,334	16,655	16,929	16,436	16,631	15,712
Percentage utilization (7)	97.9%	95.4%	94.9%	97.1%	97.6%	97.7%	97.3%
Average TCE per vessel per day (8)	18,090	17,424	$17,163	$16,047	$19,825	$22,329	$34,600
Vessel operating expenses per ship per day (9)	$7,710	$7,906	$7,755	$7,606	$7,647	$8,677	$9,450
Vessel overhead burden per ship per day (10)	$1,167	$1,135	$1,180	$1,188	$1,144	$1,083	$1,514

(1)	Vessel operating expenses are costs that vessel owners typically bear, including crew wages and expenses, vessel supplies and spares, insurance, tonnage tax, routine repairs and maintenance, quality and safety costs and other direct operating costs.
(2)	Includes chartered in-vessels.
(3)	The average age of our fleet is the age of each vessel in each year from its delivery from the builder, weighted by the vessel’s deadweight tonnage (“dwt”) in proportion to the total dwt of the fleet for each respective year.
(4)	Earnings capacity days are the total number of days in a given period that we own or control vessels.
(5)	Off-hire days are days related to repairs, dry-dockings and special surveys, vessel upgrades and initial positioning after delivery of new vessels. In 2012, excluding La Prudencia and La Madrina, which were unemployed during most of the year being held for sale, off-hire days for the rest of the fleet were 337.
(6)	Net earnings days are the total number of days in any given period that we own vessels less the total number of off-hire days for that period.
(7)	Percentage utilization represents the percentage of earnings capacity days that the vessels were actually employed, i.e., earnings capacity days less off-hire days. In 2012, excluding La Prudencia and La Madrina, which were unemployed during most of the year being held for sale, percentage utilization was 98%.
(8)	The shipping industry uses time charter equivalent, or TCE, to calculate revenues per vessel in dollars per day for vessels on voyage charters. The industry does this because it does not commonly express charter rates for vessels on voyage charters in dollars per day. TCE allows vessel operators to compare the revenues of vessels that are on voyage charters with those on time charters. TCE is a non-GAAP measure. For vessels on voyage charters, we calculate TCE by taking revenues earned on the voyage and deducting the voyage costs and dividing by the actual number of voyage days. For vessels on bareboat charter, for which we do not incur either voyage or operation costs, we calculate TCE by taking revenues earned on the charter and adding a representative amount for vessel operating expenses. TCE differs from average daily revenue earned in that TCE is based on revenues before commissions and does not take into account off-hire days.

Derivation of time charter equivalent per day (amounts in thousands except for days and per day amounts):

	Six Months Ended June 30		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Voyage revenues	$205,785	$201,276	$393,989	$395,162	$408,006	$444,926	$623,040
Less: Voyage expenses	(56,944)	(57,888)	(111,797)	(127,156)	(85,813)	(77,224)	(83,065)
Add: Representative operating expenses for bareboat charter ($10,000 daily)	1,810	1,810	3,660	3,650	3,650	3,650	3,660

Time charter equivalent revenues	150,651	145,208	285,852	271,656	325,843	371,352	543,635

Net earnings days	8,328	8,334	16,655	16,929	16,436	16,631	15,712
Average TCE per vessel per day	$18,090	$17,424	$17,163	$16,047	$19,825	$22,329	$34,600

(9)	Vessel operating expenses per ship per day represents vessel operating expenses divided by the earnings capacity days of vessels incurring operating expenses. Earnings capacity days of vessels on bareboat or chartered-in have been excluded.
(10)	Vessel overhead burden per ship per day is the total of management fees, management incentive awards, stock compensation expense and general and administrative expenses divided by the total number of earnings capacity days.

Ratio of Earnings to Fixed Charges and Preference Dividends

The following table sets forth our ratio of earnings to fixed charges and preference dividends for the periods presented:

	Six Months Ended June 30, 2013 (2)	Year Ended December 31,
		2012 (2)	2011 (2)	2010	2009	2008
Ratio of earnings to fixed charges and preference dividends (1)	—	—	—	1.4x	1.5x	3.8x

(1)	For purposes of calculating the ratios of earnings to fixed charges and preference dividends:

•	“earnings” consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees;

•	“fixed charges” represent interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness; and

•	“preference dividends” refers to the amount of net income (loss) that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (x) the dividend divided by (y) the result of 1 minus the effective applicable income tax rate.

(2)	The ratio of earnings to fixed charges and preference dividends for this period was less than 1.0x. The deficiency in earnings to fixed charges and preference dividends for the years ended December 31, 2011 and 2012 and the six months ended June 30, 2013 was approximately $90.1 million, $49.5 million and $2.2 million, respectively.

RISK FACTORS

Any investment in our Series C Preferred Shares involves a high degree of risk. You should consider carefully the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this document before making an investment in our Series C Preferred Shares. If any of these risks were to occur, our business, financial condition, operating results or ability to pay dividends could be harmed, which may reduce our ability to pay dividends or redeem, and lower the trading price of, our Series C Preferred Shares. You may lose all or part of your investment.

Risks Related To Our Industry

The charter markets for crude oil carriers and product tankers have deteriorated significantly since the summer of 2008, which could affect our future revenues, earnings and profitability.

After reaching highs during the summer of 2008, charter rates for crude oil carriers and product tankers fell dramatically thereafter. While the rates occasionally improved in certain sectors for a limited period between 2009 and 2012, generally they remained significantly below the levels that contributed to our increasing revenues and profitability through 2008. A further significant decline occurred during 2011 and 2012 to low levels and charter rates have remained at low levels through September 1, 2013, and, apart from possible temporary seasonal or regional rate spikes, are likely to remain at historically low levels throughout 2013.

As of September 25, 2013, 15 of our vessels were employed under spot charters or under contracts of affreightment, and 32 of our vessels were employed on time charters, which, if not extended, are scheduled to expire during the period between October 2013 and June 2028. In addition, eleven of our vessels have profit sharing provisions in their time charters that are based upon prevailing market rates and one of our vessels is employed in a pool arrangement at variable rates. If the current low rates in the charter market continue for any significant period in the remainder of 2013 and 2014, it will affect the charter revenue we will receive from these vessels, which could have an adverse effect on our revenues, profitability and cash flows. The decline in prevailing charter rates also affects the value of our vessels, which follows the trends of charter rates and earnings on our charters.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a further material adverse impact on our results of operations, financial condition, cash flows and share price.

Global financial markets and economic conditions have been severely disrupted and volatile in recent years and remain subject to significant vulnerabilities, such as the deterioration of fiscal balances and the rapid accumulation of public debt, continued deleveraging in the banking sector and a limited supply of credit. While there are some indications that the global economy is improving, concerns over debt levels of certain other European Union member states, and poor liquidity of European banks and attempts to find appropriate solutions have lead to slow growth in most of Europe in 2013 to date, which environment is expected to continue to prevail into 2014. We cannot provide any assurance that the global recession will not return and tight credit markets will not continue or become more severe.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking, commodities and securities markets around the world, among other geopolitical factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. These recent and developing economic, geopolitical and governmental factors, together with the concurrent decline in charter rates and vessel values, could have a material adverse effect on our results of operations, financial condition, cash flows or share price.

The tanker industry is highly dependent upon the crude oil and petroleum products industries.

The employment of our vessels is driven by the availability of and demand for crude oil and petroleum products, the availability of modern tanker capacity and the scrapping, conversion or loss of older vessels. Historically, the world oil and petroleum markets have been volatile and cyclical as a result of the many conditions and events that affect the supply, price, production and transport of oil, including:

•	increases and decreases in the demand for crude oil and petroleum products;

•	availability of crude oil and petroleum products;

•	demand for crude oil and petroleum product substitutes, such as natural gas, coal, hydroelectric power and other alternate sources of energy that may, among other things, be affected by environmental regulation;

•	actions taken by OPEC and major oil producers and refiners;

•	political turmoil in or around oil producing nations;

•	global and regional political and economic conditions;

•	developments in international trade;

•	international trade sanctions;

•	environmental factors;

•	natural catastrophes;

•	terrorist acts;

•	weather; and

•	changes in seaborne and other transportation patterns.

Despite turbulence in the world economy in recent years, there has been some rebound in worldwide demand for oil and oil products, which industry observers forecast will continue. In the event that this rebound falters, the production of and demand for crude oil and petroleum products will again encounter pressure which could lead to a decrease in shipments of these products and consequently this would have an adverse impact on the employment of our vessels and the charter rates that they command. In particular, the charter rates that we earn from our vessels employed on spot charters, under pool arrangements and contracts of affreightment, and on time-charters with profit-share may remain at low levels for a prolonged period of time or further decline.

Charter hire rates are cyclical and volatile.

The crude oil and petroleum products shipping industry is cyclical with attendant volatility in charter hire rates and profitability. After reaching highs in mid-2008, charter hire rates for oil product carriers have remained poor with some short periods of relative respite. In addition, hire and spot rates for large crude carriers remained low since the middle of 2010, often resulting in rates well below break-even. The charter rates for 26 of our vessels are on variable basis or include a variable element and the time charters (whether fixed or partly variable) for two of our vessels may expire in October and November 2013, respectively. As a result, we will be exposed to changes in the charter rates which could affect our earnings and the value of our vessels at any given time.

Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Our operating results are subject to seasonal fluctuations.

Our tankers operate in markets that have historically exhibited seasonal variations in tanker demand, which may result in variability in our results of operations on a quarter-by-quarter basis. Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere, but weaker in the summer months as a result of lower oil consumption in the northern hemisphere and refinery maintenance. As a result, revenues generated by the tankers in our fleet have historically been weaker during the fiscal quarters ended June 30 and September 30. However, there may be periods in the northern hemisphere, such as in the winter of 2011/2012, when the expected seasonal strength does not materialize to the extent required to support sustainable profitable rates due to tanker overcapacity.

An increase in the supply of vessels without an increase in demand for such vessels could cause charter rates to decline, which could have a material adverse effect on our revenues and profitability.

Historically, the marine transportation industry has been cyclical. The profitability and asset values of companies in the industry have fluctuated based on certain factors, including changes in the supply and demand of vessels. The supply of vessels generally increases with deliveries of new vessels and decreases with the scrapping of older vessels and/or the removal of vessels from the competitive fleet either for storage purposes or for utilization in offshore projects. The newbuilding order book equaled approximately 10% of the existing world tanker fleet in terms of deadweight tonnage as of August 30, 2013 and, although the order book has substantially declined over the past eighteen months as vessels have been delivered, no assurance can be given that the order book will not begin to increase again in proportion to the existing fleet. If supply increases and demand does not match that increase, the charter rates for our vessels could decline significantly. In addition, any decline of trade on specific long-haul trade routes will effectively increase available capacity with a detrimental impact on rates. Continued weakness or a further decline in charter rates could have a material adverse effect on our revenues and profitability.

The global tanker industry is highly competitive.

We operate our fleet in a highly competitive market. Our competitors include owners of VLCC, suezmax, aframax, panamax, handymax and handysize tankers, as well as owners in the shuttle tanker and LNG markets, who are other independent tanker companies, as well as national and independent oil companies, some of whom have greater financial strength and capital resources than we do. Competition in the tanker industry is intense and depends on price, location, size, age, condition, and the acceptability of the available tankers and their operators to potential charterers.

Acts of piracy on ocean-going vessels, although recently declining in frequency, could still adversely affect our business.

Since 2009, the frequency of pirate attacks on seagoing vessels has remained high, particularly in the western part of the Indian Ocean, despite a recent decline, and off the west coast of Africa. If piracy attacks result in regions in which our vessels are deployed being characterized by insurers as “war risk” zones, as the Gulf of Aden has been, or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows.

Terrorist attacks, international hostilities and economic and trade sanctions can affect the tanker industry, which could adversely affect our business.

An attack like that of September 11, 2001 in the United States, longer-lasting wars or international hostilities, such as in Afghanistan, Iraq, Syria and Libya, or continued turmoil and hostilities in the Middle East or North Africa or potential hostilities between North and South Korea or between China and Japan could damage the world economy and adversely affect the availability of and demand for crude oil and petroleum products and negatively affect our investment and our customers’ investment decisions over an extended period of time. In addition, sanctions against oil exporting countries such as Iran, Sudan and Syria may also impact the availability of crude oil which would increase the availability of tankers thereby negatively impacting charter rates. We conduct our vessel operations internationally and despite undertaking various security measures, our vessels may become subject to terrorist acts and other acts of hostility like piracy, either at port or at sea. Such actions could adversely impact our overall business, financial condition and operations. In addition, terrorist acts and regional hostilities around the world in recent years have led to increases in our insurance premium rates and the implementation of special “war risk” premiums for certain trading routes.

Our charterers may direct one of our vessels to call on ports located in countries that are subject to restrictions imposed by the U.S. government, which could negatively affect the trading price of our securities.

On charterers’ instructions, and contrary to our charter terms, our vessels may call on ports located in countries subject to sanctions and embargoes imposed by the U.S. government, the UN or the EU and countries identified by the U.S. government, the UN or the EU as state sponsors of terrorism. The U.S., UN- and EU- sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the Iran Sanctions Act of 1996. Among other things, CISADA expands the application of the prohibitions to non-U.S. companies, such as our company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, in October 2012, President Obama issued an executive order implementing the Iran Threat Reduction and Syria Human Rights Act of 2012 (the “ITRA”) which extends the application of all U.S. laws and regulations relating to Iran to non-U.S. companies controlled by U.S. companies or persons as if they were themselves U.S. companies or persons, expands categories of sanctionable activities, adds additional forms of potential sanctions and imposes certain related reporting obligations with respect to activities of SEC registrants and their affiliates. The ITRA also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years. Finally, in January 2013, the U.S. enacted the Iran Freedom and Counter-Proliferation Act of 2012 (the “IFCPA”) which expanded the scope of U.S. sanctions on any person that is part of Iran’s energy, shipping or shipbuilding sector and operators of ports in Iran, and imposes penalties on any person who facilitates or otherwise knowingly provides significant financial, material or other support to these entities.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in the Company and negatively affect our reputation and investor perception of the value of our securities.

Taking advantage of attractive opportunities in pursuit of our growth strategy may result in financial or commercial difficulties.

A key strategy of management is to continue to renew and grow the fleet by pursuing the acquisition of additional vessels or fleets or companies that are complementary to our existing operations. If we seek to expand through acquisitions, we face numerous challenges, including:

•	difficulties in raising the required capital;

•	depletion of existing cash resources greater than anticipated;

•	assumption of potentially unknown material liabilities or contingent liabilities of acquired companies; and

•	competition from other potential acquirers, some of which have greater financial resources.

We cannot assure you that we will be able to integrate successfully the operations, personnel, services or vessels that we might acquire in the future, and our failure to do so could adversely affect our profitability.

We are subject to regulation and liability under environmental, health and safety laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are subject to extensive international, national and local environmental and health and safety laws and regulations in the jurisdictions in which our vessels operate, as well as in the country or countries of their registration. In addition, major oil companies chartering our vessels impose, from time to time, their own environmental and health and safety requirements. We have incurred significant expenses in order to comply with these regulations and requirements, including the costs of ship modifications and changes in operating procedures, additional maintenance and inspection requirements, contingency arrangements for potential spills, insurance coverage and full implementation of the new security-on-vessels requirements.

Because environmental regulations may become stricter, future regulations may limit our ability to do business, increase our operating costs and/or force the early retirement of our vessels, all of which could have a material adverse effect on our financial condition and results of operations.

International, national and local laws imposing liability for oil spills are also becoming increasingly stringent. Some impose joint, several, and in some cases, unlimited liability on owners, operators and charterers regardless of fault. We could be held liable as an owner, operator or charterer under these laws. In addition, under certain circumstances, we could also be held accountable under these laws for the acts or omissions of Tsakos Shipping, TCM or Tsakos Energy Management, companies that provide technical and commercial management services for our vessels and us, or others in the management or operation of our vessels. Although we currently maintain, and plan to continue to maintain, for each of our vessels pollution liability coverage in the amount of $1 billion per incident (the maximum amount available), liability for a catastrophic spill could exceed the insurance coverage we have available, and result in our having to liquidate assets to pay claims. In addition, we may be required to contribute to funds established by regulatory authorities for the compensation of oil pollution damage or provide financial assurances for oil spill liability to regulatory authorities.

Maritime disasters and other operational risks may adversely impact our reputation, financial condition and results of operations.

The operation of ocean-going vessels has an inherent risk of maritime disaster and/or accident, environmental mishaps, cargo and property losses or damage and business interruptions caused by, among others:

•	mechanical failure;

•	human error;

•	labor strikes;

•	adverse weather conditions;

•	vessel off hire periods;

•	regulatory delays; and

•	political action, civil conflicts, terrorism and piracy in countries or international waters where vessel operations are conducted, vessels are registered or from which spare parts and provisions are sourced and purchased.

Any of these circumstances could adversely affect our operations, result in loss of revenues or increased costs and adversely affect our profitability and our ability to perform our charters.

Our vessels could be arrested at the request of third parties.

Under general maritime law in many jurisdictions, crew members, tort claimants, vessel mortgagees, suppliers of goods and services and other claimants may lien a vessel for unsatisfied debts, claims or damages. In many jurisdictions a maritime lien holder may enforce its lien by arresting a vessel through court process. In some jurisdictions, under the extended sister ship theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s maritime lien has arisen, but also any associated vessel under common ownership or control. While in some jurisdictions which have adopted this doctrine, liability for damages is limited in scope and would only extend to a company and its ship-owning subsidiaries, we cannot assure you that liability for damages caused by some other vessel determined to be under common ownership or control with our vessels would not be asserted against us.

Risks Related To Our Business

The current low tanker values and any future declines in these values affect our ability to comply with various covenants in our credit facilities.

Our credit facilities, which are secured by mortgages on our vessels, require us to maintain specified collateral coverage ratios and satisfy financial covenants, including requirements based on the market value of our vessels, such as maximum corporate leverage levels. The appraised value of a ship fluctuates depending on a variety of factors including the age of the ship, its hull configuration, prevailing charter market conditions, supply and demand balance for ships and new and pending legislation. The oversupply of tankers and depressed tanker charter market have adversely affected tanker values since the middle of 2008 and despite the young age of our fleet and extensive long term time charter employment on many of our vessels, has resulted in a significant decline in the charter-free values of our vessels. Vessel values may remain at current low levels for a prolonged period, decline further or rise. Approximately $40.7 million of our outstanding indebtedness has been reclassified as current as of June 30, 2013, reflecting the aggregate amount that we would need to repay under certain of our credit facilities if we do not agree to a waiver with our lenders and are requested by lenders to comply with the loan-to-asset value covenants under these credit facilities as of such date. We have paid all of our scheduled loan installments and related loan interest consistently without delay or omission and none of our lenders under these credit facilities have requested such prepayment or additional collateral. We have agreed with all of our lenders under our affected credit facilities to lower loan-to-asset value and corporate leverage requirements until July 1, 2014 when such covenants return to higher levels, unless we agree to extend the waivers with our lenders.

If we are unable to comply with the financial and other covenants under our credit facilities either before or after certain covenant requirements step up on July 1, 2014, including by repaying outstanding debt or posting additional collateral in the case of loan-to-asset value covenants, and are unable to agree to an extension of the amended covenant requirements, our lenders could accelerate our indebtedness. Any such acceleration without an agreed waiver with our lenders, because of the cross-default provisions in our loan agreements, could in turn lead to additional defaults under our other loan agreements and the consequent acceleration of the indebtedness thereunder.

Charters at attractive rates may not be available when our current time charters expire.

During 2012, we derived approximately 50% of our revenues from time charters, as compared to 51% in 2011. As our current period charters on three of our vessels expire in the remainder of 2013 and on four of our vessels expire in the first half of 2014, it may not be possible to re-charter these vessels on a period basis at attractive rates given the currently depressed state of the charter market. If attractive period charter opportunities are not available, we would seek to charter our vessels on the spot market, which has been at low levels for some time and is subject to significant fluctuations. In the event a vessel may not find employment at economically viable rates, management may opt to lay up the vessel until such time that rates become attractive again. During the period of layup, the vessel will continue to incur expenditures such as insurance, reduced crew wages and maintenance costs.

If our exposure to the spot market increases, our revenues could suffer and our expenses could increase.

The spot market for crude oil and petroleum product tankers is highly competitive. As a result of any increased participation in the spot market, we may experience a lower overall utilization of our fleet through waiting time or ballast voyages, leading to a decline in operating revenue. Moreover, to the extent our vessels are employed in the spot market, both our revenue from vessels and our operating costs, specifically, our voyage expenses will be more significantly impacted by increases in the cost of bunkers (fuel). See “—Fuel prices may adversely affect our profits.” Unlike time charters in which the charterer bears all of the bunker costs, in spot market voyages we bear the bunker charges as part of our voyage costs. As a result, while historical increases in bunker charges are factored into the prospective freight rates for spot market voyages periodically announced by WorldScale Association (London) Limited and similar organizations, increases in bunker charges in any given period could have a material adverse effect on our cash flow and results of operations for the period in which the increase occurs. In addition, to the extent we employ our vessels pursuant to contracts of affreightment or under pooling arrangements, the rates that we earn from the charterers under those contracts may be subject to reduction based on market conditions, which could lead to a decline in our operating revenue.

We depend on Tsakos Energy Management, Tsakos Shipping and TCM to manage our business.

We do not have the employee infrastructure to manage our operations and have no physical assets except our vessels and the newbuildings that we have under contract. We have engaged Tsakos Energy Management to perform all of our executive functions. Tsakos Energy Management directly provides us with financial, accounting and other back-office services, including acting as our liaison with the New York Stock Exchange and the Bermuda Stock Exchange. Tsakos Energy Management, in turn, oversees and subcontracts part of commercial management (including, treasury, chartering and vessel purchase and sale functions) to Tsakos Shipping, and day-to-day fleet technical management, such as vessel operations, repairs, supplies and crewing, to TCM, one of the world’s largest independent tanker managers. As a result, we depend upon the continued services of Tsakos Energy Management and Tsakos Energy Management depends on the continued services of Tsakos Shipping and TCM.

We derive significant benefits from our relationship with other companies with the Tsakos name, including purchasing discounts to which we otherwise would not have access. We would be materially adversely affected if either Tsakos Energy Management, Tsakos Shipping or TCM becomes unable or unwilling to continue providing services for our benefit at the level of quality they have provided such services in the past and at comparable costs as they have charged in the past. If we were required to employ a ship management company other than Tsakos Energy Management, we cannot offer any assurances that the terms of such management agreements would be more beneficial to the Company in the long term.

Tsakos Energy Management, Tsakos Shipping and TCM are privately held companies and there is little or no publicly available information about them.

The ability of Tsakos Energy Management, Tsakos Shipping and TCM to continue providing services for our benefit will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength and, because each of these companies is privately held, it is unlikely that information about their financial strength would become public. Any such problems affecting these organizations could have a material adverse effect on us.

Tsakos Energy Management has the right to terminate its management agreement with us and Tsakos Shipping and TCM have the right to terminate their respective contracts with Tsakos Energy Management.

Tsakos Energy Management may terminate its management agreement with us at any time upon one year’s notice. In addition, if even one director were to be elected to our board without having been recommended by our existing board, Tsakos Energy Management would have the right to terminate the management agreement on 10 days’ notice. If Tsakos Energy Management terminates the agreement for this reason, we would be obligated to pay Tsakos Energy Management the present discounted value of all payments that would have otherwise become due under the management agreement until June 30 in the tenth year following the date of the termination plus the average of the incentive awards previously paid to Tsakos Energy Management multiplied by 10. A termination as of June 30, 2013 would have resulted in a payment of approximately $142.0 million.

Tsakos Energy Management’s contracts with Tsakos Shipping and with TCM may be terminated by either party upon six months’ notice and would terminate automatically upon termination of our management agreement with Tsakos Energy Management.

Our ability to pursue legal remedies against Tsakos Energy Management, Tsakos Shipping and TCM is very limited.

In the event Tsakos Energy Management breaches its management agreement with us, we could bring a lawsuit against it. However, because we are not ourselves party to a contract with Tsakos Shipping or TCM, it may be difficult for us to sue Tsakos Shipping and TCM for breach of their obligations under their contracts with Tsakos Energy Management, and Tsakos Energy Management may have no incentive to sue Tsakos Shipping and TCM. Tsakos Energy Management is a company with no substantial assets and no income other than the income it derives under our management agreement. Therefore, it is unlikely that we would be able to obtain any meaningful recovery if we were to sue Tsakos Energy Management, Tsakos Shipping or TCM on contractual grounds.

Tsakos Shipping provides chartering services to other tankers and TCM manages other tankers and could experience conflicts of interests in performing obligations owed to us and the operators of the other tankers.

In addition to the vessels that it manages for us, TCM technically manages a fleet of privately owned vessels and seeks to acquire new third-party clients. These vessels are operated by the same group of TCM employees that manage our vessels, and we are advised that its employees manage these vessels on an “ownership neutral” basis; that is, without regard to who owns them. It is possible that Tsakos Shipping, which provides chartering service for nearly all vessels technically managed by TCM, might allocate charter or spot opportunities to other TCM managed vessels when our vessels are unemployed, or could allocate more lucrative opportunities to its other vessels. It is also possible that TCM could in the future agree to manage more tankers that directly compete with us.

Clients of Tsakos Shipping have acquired and may acquire further vessels that may compete with our fleet.

Tsakos Shipping and we have an arrangement whereby it affords us a right of first refusal on any opportunity to purchase a tanker which is 10 years of age or younger or contract to construct a tanker that is referred to or developed by Tsakos Shipping. Were we to decline any opportunity offered to us, or if we do not have the resources or desire to accept it, other clients of Tsakos Shipping might decide to accept the opportunity. In this context, Tsakos Shipping clients have in the past acquired modern tankers and have ordered the construction of vessels. They may acquire or order tankers in the future, which, if we decline to buy from them, could be entered into charters in competition with our vessels. These charters and future charters of tankers by Tsakos Shipping could result in conflicts of interest between their own interests and their obligations to us.

Our chief executive officer has affiliations with Tsakos Energy Management, Tsakos Shipping and TCM which could create conflicts of interest.

Nikolas Tsakos is the president, chief executive officer and a director of our company and the director and sole shareholder of Tsakos Energy Management. Nikolas Tsakos is also the son of the founder of Tsakos Shipping. These responsibilities and relationships could create conflicts of interest that could result in our losing revenue or business opportunities or increase our expenses.

Our commercial arrangements with Tsakos Energy Management and Argosy may not always remain on a competitive basis.

We pay Tsakos Energy Management a management fee for its services pursuant to our management agreement. We also place our hull and machinery insurance, increased value insurance and loss of hire insurance through Argosy Insurance Company, Bermuda, a captive insurance company affiliated with Tsakos interests. We believe that the management fees that we pay Tsakos Energy Management compare favorably with management compensation and related costs reported by other publicly traded shipping companies and that our arrangements with Argosy are structured at arms-length market rates. Our board reviews publicly available data periodically in order to confirm this. However, we cannot assure you that the fees charged to us are or will continue to be as favorable to us as those we could negotiate with third parties and our board could determine to continue transacting business with Tsakos Energy Management and Argosy even if less expensive alternatives were available from third parties.

We depend on our key personnel.

Our future success depends particularly on the continued service of Nikolas Tsakos, our president and chief executive officer and the sole shareholder of Tsakos Energy Management. The loss of Mr. Tsakos’s services or the services of any of our key personnel could have a material adverse effect on our business. We do not maintain key man life insurance on any of our executive officers.

Because the market value of our vessels may fluctuate significantly, we may incur impairment charges or losses when we sell vessels which may adversely affect our earnings.

The fair market value of tankers may increase or decrease depending on any of the following:

•	general economic and market conditions affecting the tanker industry;

•	supply and demand balance for ships within the tanker industry;

•	competition from other shipping companies;

•	types and sizes of vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations;

•	prevailing level of charter rates; and

•	technological advances.

The global economic downturn that commenced in 2008 has resulted in a decrease in vessel values. The decrease in value accelerated during 2012 as a result of excess fleet capacity and falling freight rates. In addition, although we currently own a modern fleet, with an average age of 6.6 years as of June 30, 2013, as vessels grow older, they generally decline in value.

We have a policy of considering the disposal of tankers periodically. If we sell tankers at a time when tanker prices have fallen, the sale may be at less than the vessel’s carrying value on our financial statements, with the result that we will incur a loss.

In addition, accounting pronouncements require that we periodically review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment charge for an asset held for use should be recognized when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. Measurement of the impairment charge is based on the fair value of the asset as provided by third parties. Such reviews may from time to time result in asset write-downs that could adversely affect our financial condition and results of operations.

If TCM is unable to attract and retain skilled crew members, our reputation and ability to operate safely and efficiently may be harmed.

Our continued success depends in significant part on the continued services of the officers and seamen whom TCM provide to crew our vessels. The market for qualified, experienced officers and seamen is extremely competitive and has grown more so in recent periods as a result of the growth in world economies and other employment opportunities. Although TCM has a contract with a number of manning agencies and sponsors various marine academies in the Philippines, Greece and Russia, we cannot assure you that TCM will be successful in its efforts to recruit and retain properly skilled personnel at commercially reasonable salaries. Any failure to do so could adversely affect our ability to operate cost-effectively and our ability to increase the size of our fleet.

Labor interruptions could disrupt our operations.

Substantially all of the seafarers and land based employees of TCM are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. In addition, some of our vessels operate under flags of convenience and may be vulnerable to unionization efforts by the International Transport Federation and other similar seafarer organizations which could be disruptive to our operations. Any labor interruption or unionization effort which is disruptive to our operations could harm our financial performance.

The contracts to purchase our newbuildings present certain economic and other risks.

As of September 1, 2013, we have a contract to construct a newbuilding LNG carrier to be delivered in 2016 and an option for the construction of a second LNG carrier newbuilding, which, if the option is exercised by its October 31, 2013 expiration date, would also be scheduled for delivery in 2016. A shuttle tanker newbuilding had also been previously ordered, but the contract is being renegotiated with the shuttle tanker being cancelled and two alternative vessels being considered instead. We may also order additional newbuildings. During the course of construction of a vessel, we are typically required to make progress payments. While we typically have refund guarantees from banks to cover defaults by the shipyards and believe that our construction contracts would be saleable in the event of our payment default, we can still incur economic losses in the event that we or the shipyards are unable to perform our respective obligations. Shipyards periodically experience financial difficulties.

Delays in the delivery of this vessel, or any additional newbuilding or secondhand vessels we may agree to acquire, would delay our receipt of revenues generated by these vessels and, to the extent we have arranged charter employment for these vessels, could possibly result in the cancellation of those charters, and therefore adversely affect our anticipated results of operations. The delivery of newbuilding vessels could be delayed because of, among other things: work stoppages or other labor disturbances; bankruptcy or other financial crisis of the shipyard building the vessel; hostilities or political or economic disturbances in the countries where the vessels are being built, including any escalation of recent tensions involving North Korea; weather interference or catastrophic event, such as a major earthquake, tsunami or fire; our requests for changes to the original vessel specifications; requests from our customers, with whom we arrange charters for such vessels, to delay construction and delivery of such vessels due to weak economic conditions and shipping demand and a dispute with the shipyard building the vessel.

Credit conditions internationally might impact our ability to raise debt financing.

We have traditionally financed our vessel acquisitions with cash (equity) and bank debt from various reputable national and international commercial banks. In relation to newbuilding contracts, the equity portion covers all or part of the pre-delivery obligations while the debt portion covers the outstanding amount due to the shipyard on delivery. Current and future terms and conditions could be different from terms obtained in the past and could result in higher cost of capital, if available at all. Any adverse development in that respect could materially alter our current and future financial planning and growth and have a potentially negative impact on our balance sheet.

We may not be able to finance the construction of the vessels we have on order.

We have not finalized financing arrangements to fund the balance of the purchase price due for financing the LNG carrier that we ordered with delivery expected in 2016 or for other orders under negotiation. We cannot assure you that we will be able to obtain additional financing for these newbuildings on terms that are favorable to us or at all.

If we were unable to finance further installments for the newbuildings we have on order, an alternative would be to use the available cash holdings of the Company or, if we should lack adequate cash, to attempt to sell the uncompleted vessels to a buyer who would assume the remainder of the contractual obligations. The amount we would receive from the buyer would depend on market circumstances and could result in a deficit over the advances we had paid to the date of sale plus capitalized costs. Alternatively, we may default on the contract, in which case the builder would sell the vessel and refund our advances less any amounts the builder would deduct to cover all of its own costs. We would be obliged to cover any deficiency arising in such circumstances.

Apart from the delay in receiving the refund of advances and the possible payment of any deficiencies, the direct effect on our operations of not acquiring the vessel would be to forego any revenues and related vessel operating cash flows.

The future performance of our LNG carriers depends on continued growth in LNG production and demand for LNG and LNG shipping.

The future performance of our LNG carriers will depend on continued growth in LNG production and the demand for LNG and LNG shipping. A complete LNG project includes production, liquefaction, storage, regasification and distribution facilities, in addition to the marine transportation of LNG. Increased infrastructure investment has led to an expansion of LNG production capacity in recent years, but material delays in the construction of new liquefaction facilities could constrain the amount of LNG available for shipping, reducing ship utilization. While global LNG demand has continued to rise, the rate of its growth has fluctuated due to several factors, including the global economic crisis and continued economic uncertainty, fluctuations in the price of natural gas and other sources of energy, the continued acceleration in natural gas production from unconventional sources in regions such as North America and the highly complex and capital intensive nature of new or expanded LNG projects, including liquefaction projects. Continued growth in LNG production and demand for LNG and LNG shipping could be negatively affected by a number of factors, including:

•	increases in the cost of natural gas derived from LNG relative to the cost of natural gas generally;

•	increases in the production levels of low-cost natural gas in domestic natural gas consuming markets, which could further depress prices for natural gas in those markets and make LNG uneconomical;

•	increases in the production of natural gas in areas linked by pipelines to consuming areas, the extension of existing, or the development of new pipeline systems in markets we may serve, or the conversion of existing non-natural gas pipelines to natural gas pipelines in those markets;

•	decreases in the consumption of natural gas due to increases in its price, decreases in the price of alternative energy sources or other factors making consumption of natural gas less attractive;

•	any significant explosion, spill or other incident involving an LNG facility or carrier;

•	infrastructure constraints such as delays in the construction of liquefaction facilities, the inability of project owners or operators to obtain governmental approvals to construct or operate LNG facilities, as well as community or political action group resistance to new LNG infrastructure due to concerns about the environment, safety and terrorism;

•	labor or political unrest or military conflicts affecting existing or proposed areas of LNG production or regasification;

•	decreases in the price of LNG, which might decrease the expected returns relating to investments in LNG projects; or

•	negative global or regional economic or political conditions, particularly in LNG consuming regions, which could reduce energy consumption or its growth.

Our existing LNG carrier is on charter until March 2016 and we have not arranged a replacement charter for it. Furthermore, we have not yet arranged a charter for our LNG carrier newbuilding with expected delivery in 2016. Reduced demand for LNG or LNG shipping, or any reduction or limitation in LNG production capacity, could have a material adverse effect on our ability to secure future multi-year time charters for our LNG carriers, or for any new LNG carriers we acquire, which could harm our business, financial condition, results of operations and cash flows, including cash available for dividends to our shareholders.

Demand for LNG shipping could be significantly affected by volatile natural gas prices and the overall demand for natural gas.

Gas prices are volatile and are affected by numerous factors beyond our control, including but not limited to the following:

•	worldwide demand for natural gas;

•	the cost of exploration, development, production, transportation and distribution of natural gas;

•	expectations regarding future energy prices for both natural gas and other sources of energy;

•	the level of worldwide LNG production and exports;

•	government laws and regulations, including but not limited to environmental protection laws and regulations;

•	local and international political, economic and weather conditions;

•	political and military conflicts; and

•	the availability and cost of alternative energy sources, including alternate sources of natural gas in gas importing and consuming countries.

An oversupply of LNG carriers may lead to a reduction in the charter hire rates we are able to obtain when seeking charters in the future.

Driven in part by an increase in LNG production capacity, the market supply of LNG carriers has been increasing as a result of the construction of new ships. During the period from 2005 to 2010, the global fleet of LNG carriers grew by an average of 15% per year due to the construction and delivery of new LNG carriers.

Although the global newbuilding order book dropped steeply in 2009 and 2010, 99 orders for newbuilding LNG carriers were placed between 2011 and the first quarter of 2013. The newbuilding order book of almost 111 ships as of August 30, 2013 amounted to 29% of global LNG carrier fleet capacity, with the majority of the newbuildings scheduled for delivery in 2014 and 2015. This and any future expansion of the global LNG carrier fleet may have a negative impact on charter hire rates, ship utilization and ship values, which impact could be amplified if the expansion of LNG production capacity does not keep pace with fleet growth.

Our effectiveness in attaining accretive charters for our existing LNG carrier at the end of its existing charter or for newbuilding LNG carriers will be determined by the reliability and experience of third-party technical managers.

We have subcontracted all technical management aspects of our LNG operation to Hyundai Ocean Services Co., Ltd. for a fee. Neither Tsakos Energy Management nor TCM has the dedicated personnel for running LNG operations nor can we guarantee that they will employ an adequate number of employees in the future. As such, we are currently dependent on the reliability and effectiveness of third-party managers for whom we cannot guarantee that their employees, both onshore and at-sea are adequate in their assigned role. We cannot guarantee the quality of their services or the longevity of the management contract.

Our growth depends partly on continued growth in demand for offshore oil transportation, processing and storage services.

Our growth strategy includes expansion in the shuttle tanker sector. Our growth in this sector depends on continued growth in world and regional demand for these offshore services, which could be negatively affected by a number of factors, such as:

•	decreases in the actual or projected price of oil, which could lead to a reduction in or termination of production of oil at certain fields our shuttle tankers will service or a reduction in exploration for or development of new offshore oil fields;

•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures;

•	availability of new, alternative energy sources; and

•	negative global or regional economic or political conditions, particularly in oil consuming regions, which could reduce energy consumption or its growth.

Fuel prices may adversely affect our profits.

While we do not bear the cost of fuel (bunkers), under time and bareboat charters, fuel is a significant, if not the largest, expense in our shipping operations when vessels are under spot charter. Changes in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments.

If our counterparties were to fail to meet their obligations under a charter agreement we could suffer losses or our business could be otherwise adversely affected.

As of September 23, 2013, 32 of our vessels were employed under time charters. The ability and willingness of each of our counterparties to perform its obligations under their charters with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the oil and energy industries and of the oil and oil products shipping industry as well as the overall financial condition of the counterparties and prevailing charter rates. There can be no assurance that some of our customers would not fail to pay charter hire or attempt to renegotiate charter rates and if our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends in the future.

We may not have adequate insurance.

In the event of a casualty to a vessel or other catastrophic event, we will rely on our insurance to pay the insured value of the vessel or the damages incurred. We believe that we maintain as much insurance on our vessels, through insurance companies, including Argosy, a related party company and P&I clubs as is appropriate and consistent with industry practice. However, we cannot assure you that this insurance will remain available at reasonable rates, and we cannot assure you that the insurance we are able to obtain will cover all foreseen liabilities that we may incur, particularly those involving oil spills and catastrophic environmental damage. In addition, we may not be able to insure certain types of losses, including loss of hire, for which insurance coverage may become unavailable.

We are subject to funding calls by our protection and indemnity clubs, and our clubs may not have enough resources to cover claims made against them.

Our subsidiaries are indemnified for legal liabilities incurred while operating our vessels through membership in P&I clubs. P&I clubs are mutual insurance clubs whose members must contribute to cover losses sustained by other club members. The objective of a P&I club is to provide mutual insurance based on the aggregate tonnage of a member’s vessels entered into the club. Claims are paid through the aggregate premiums of all members of the club, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the club. Claims submitted to the club may include those incurred by members of the club, as well as claims submitted to the club from other P&I clubs with which our P&I club has entered into interclub agreements. We cannot assure you that the P&I clubs to which we belong will remain viable or that we will not become subject to additional funding calls which could adversely affect our profitability.

The insolvency or financial deterioration of any of our insurers or reinsurers would negatively affect our ability to recover claims for covered losses on our vessels.

We have placed our hull and machinery, increased value and loss of hire insurance with Argosy, a captive insurance company affiliated with Tsakos family interests. Argosy reinsures the insurance it underwrites for us with various reinsurers, however, the coverage deductibles of the reinsurance policies periodically exceed the coverage deductibles of the insurance policies Argosy underwrites for us. Argosy, therefore, would be liable with respect to the difference between those deductibles in the event of a claim by us to which the deductibles apply. Although these reinsurers have a minimum credit rating of A, we do not have the ability to independently determine our insurers’ and reinsurers’ creditworthiness or their ability to pay on any claims that we may have as a result of a loss. In the event of insolvency or other financial deterioration of our insurer or its reinsurers, we cannot assure you that we would be able to recover on any claims we suffer.

Our degree of leverage and certain restrictions in our financing agreements impose constraints on us.

We incur substantial debt to finance the acquisition of our vessels. At June 30, 2013, our debt to capital ratio was 59.7% (debt / debt plus equity), with $1.44 billion in debt outstanding. We are required to apply a substantial portion of our cash flow from operations to the payment of principal and interest on this debt. In connection with obtaining waivers from our lenders of non-compliance with certain financial covenants, we have agreed to certain increases in the margin to LIBOR payable under the applicable loans. See “Item 5. Operating and Financial Review and Prospects—Debt” in our Annual Report on Form 20-F and Note 6 to our consolidated financial statements for the six months ended June 30, 2013 contained in our Report on Form 6-K filed with the SEC on September 19, 2013. In 2012 and the first half of 2013, all of our cash flow derived from operations plus an amount from existing cash resources was dedicated to debt service, excluding any debt prepayment upon the sale of vessels. This limits the funds available for working capital, capital expenditures, dividends and other purposes. Our degree of leverage could have important consequences for us, including the following:

•	a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations;

•	we may be more highly leveraged than our competitors, which may make it more difficult for us to expand our fleet; and

•	any significant amount of leverage exposes us to increased interest rate risk and makes us vulnerable to a downturn in our business or the economy generally.

In addition, our financing arrangements, which are secured by mortgages on our ships, impose operating and financial restrictions on us that restrict our ability to:

•	incur additional indebtedness;

•	create liens;

•	sell the capital of our subsidiaries or other assets;

•	make investments;

•	engage in mergers and acquisitions;

•	make capital expenditures;

•	repurchase common shares; and

•	pay cash dividends.

We have a holding company structure which depends on dividends from our subsidiaries and interest income to pay our overhead expenses and otherwise fund expenditures consisting primarily of advances on newbuilding contracts and the payment of dividends to our shareholders. As a result, restrictions contained in our financing arrangements and those of our subsidiaries on the payment of dividends may restrict our ability to fund our various activities.

We are exposed to volatility in LIBOR and selectively enter into derivative contracts, which can result in higher than market interest rates and charges against our income.

In the past twelve years we have selectively entered into derivative contracts both for investment purposes and to hedge our overall interest expense and, more recently, our bunker expenses. Our board of directors is regularly informed of the status of our derivatives in order to assess whether such derivatives are within reasonable limits and reasonable in light of our particular investment strategy at the time we entered into the derivative contracts.

Loans advanced under our secured credit facilities are, generally, advanced at a floating rate based on LIBOR, which has been stable, but was volatile in prior years, which can affect the amount of interest payable on our debt, and which, in turn, could have an adverse effect on our earnings and cash flow. Our financial condition could be materially adversely affected at any time that we have not entered into interest rate hedging arrangements to hedge our interest rate exposure and the interest rates applicable to our credit facilities and any other financing arrangements we may enter into in the future, including those we enter into to finance a portion of the amounts payable with respect to newbuildings. Moreover, even if we have entered into interest rate swaps or other derivative instruments for purposes of managing our interest rate or bunker cost exposure, our hedging strategies may not be effective and we may incur substantial loss.

We have a risk management policy and a risk committee to oversee all our derivative transactions. It is our policy to monitor our exposure to business risk, and to manage the impact of changes in interest rates, foreign exchange rate movements and bunker prices on earnings and cash flows through derivatives. Derivative contracts are executed when management believes that the action is not likely to significantly increase overall risk. Entering into swaps and derivatives transactions is inherently risky and presents various possibilities for incurring significant expenses. The derivatives strategies that we employ in the future may not be successful or effective, and we could, as a result, incur substantial additional interest costs. See “Item 11. Quantitative and Qualitative Disclosures About Market Risk” in our Annual Report on Form 20-F for a description of how our current interest rate swap arrangements have been impacted by recent events.

Our vessels may suffer damage and we may face unexpected dry-docking costs which could affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs can be both substantial and unpredictable. We may have to pay dry-docking costs that our insurance does not cover. This would result in decreased earnings.

Because some of our expenses are incurred in foreign currencies, we are exposed to exchange rate risks.

The charterers of our vessels pay us in U.S. dollars. While we incur most of our expenses in U.S. dollars, we have in the past incurred expenses in other currencies, most notably the Euro. In 2012, Euro expenses accounted for approximately 53% of our total operating expenses. Declines in the value of the U.S. dollar relative to the Euro, or the other currencies in which we incur expenses, would increase the U.S. dollar cost of paying these expenses and thus would adversely affect our results of operations.

The Tsakos Holdings Foundation and the Tsakos family can exert considerable control over us, which may limit your ability to influence our actions.

As of September 1, 2013, companies controlled by the Tsakos Holdings Foundation or affiliated with Tsakos family interests own approximately 37% of our outstanding common shares. The Tsakos Holdings Foundation is a Liechtenstein foundation whose beneficiaries include persons and entities affiliated with the Tsakos family, charitable institutions and other unaffiliated persons and entities. The council which controls the Tsakos Holdings Foundation consists of five members, two of whom are members of the Tsakos family. As long as the Tsakos Holdings Foundation and the Tsakos family beneficially own a significant percentage of our common shares, each will have the power to influence the election of the members of our board of directors and the vote on substantially all other matters, including significant corporate actions.

The Public Company Accounting Oversight Board (PCAOB) is currently unable to inspect the audit work and practices of auditors operating in Greece, including our auditor.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board (PCAOB) inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. Certain EU countries, including Greece, do not permit the PCAOB to conduct inspections of accounting firms established and operating in EU countries, even if they are part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB is prevented from evaluating our auditor’s performance of audits and its quality control procedures, and, unlike the shareholders of most U.S. public companies, our shareholders are deprived of the possible benefits of such inspections.

Because we are a foreign company, you may not have the same rights as a shareholder in a U.S. corporation.

We are a Bermuda company. Our Memorandum of Association and Bye-laws and the Companies Act 1981 of Bermuda, as amended (the “Companies Act”) govern our affairs. While many provisions of the Companies Act resemble provisions of the corporation laws of a number of states in the United States, Bermuda law may not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. In addition, apart from one non-executive director, our directors and officers are not resident in the United States and all or substantially all of our assets are located outside of the United States. As a result, investors may have more difficulty in protecting their interests and enforcing judgments in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

In addition, you should not assume that courts in the country in which we are incorporated or where our assets are located would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us based on those laws.

Risks of Investing in the Series C Preferred Shares

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series C Preferred Shares following the payment of expenses and the establishment of any reserves.

We will pay quarterly dividends on our Series C Preferred Shares from funds legally available for such purpose when, as and if declared by our board of directors. We may not have sufficient cash available each quarter to pay dividends. In addition, we may have insufficient cash available to redeem our Series C Preferred Shares. The amount of dividends we can pay or use to redeem Series C Preferred Shares depends upon the amount of cash we generate from our operations, which may fluctuate based on, among other things:

•	the rates we obtain from our charters or recharters and the ability and willingness of our customers to perform their obligations under their respective time charters;

•	the level of our operating costs;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, dry-docking of our vessels;

•	delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to service our current and future indebtedness;

•	our ability to raise additional equity to satisfy our capital needs; and

•	our ability to draw on our existing credit facilities and the ability of our lenders to perform their obligations under their agreements with us.

In addition, before we can determine the amount of cash available for the payment of dividends or to redeem Series C Preferred Shares, we must pay fees to our Manager for the technical, commercial, administrative and strategic services. For information about fees we pay to our Manager, please read “Related Party Transactions” and Note 2 to our consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2012 and Note 2 to our consolidated financial statements included in our Report on Form 6-K filed with the SEC on September 19, 2013, each incorporated herein by reference.

The amount of cash we have available for dividends on or to redeem our Series C Preferred Shares will not depend solely on our profitability.

The actual amount of cash we will have available for dividends or to redeem our Series C Preferred Shares also will depend on many factors, including the following:

•	changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	restrictions under our existing or future credit and lease facilities or any future debt securities, including existing restrictions under our credit and lease facilities on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default and restrictions on our ability to redeem securities;

•	the amount of any cash reserves established by our board of directors; and

•	restrictions under Bermuda law, which generally prohibits the payment of dividends if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may pay dividends during periods when we record losses and may not pay dividends during periods when we record net income.

Covenants in our loan agreements restrict us from paying dividends or other distributions, including on the Series C Preferred Shares, if the amount of the dividend exceeds 50% of our accumulated consolidated net income for any year or 50% of our accumulated consolidated net income since 1998. Net losses that we incurred in certain of our historical periods as well as dividends that we historically paid have reduced our accumulated consolidated net income from which we are permitted to pay dividends under our loan agreements, and may do so in the future. As of June 30, 2013, our accumulated consolidated net income since 1998 available for dividend payments amounted to approximately $80 million. If less than all dividends payable with respect to the Series C Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to shares of Series C Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

Covenants in certain of our loan agreements prohibit us from redeeming capital stock, including our Series C Preferred Shares. Accordingly, unless such agreements are amended, if they remain outstanding at the time of any proposed redemption of the Series C Preferred Shares, we would be required to obtain consents under such loan agreements in order to redeem the Series C Preferred Shares.

The Series C Preferred Shares represent perpetual equity interests.

The Series C Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series C Preferred Shares may be required to bear the financial risks of an investment in the Series C Preferred Shares for an indefinite period of time. In addition, the Series C Preferred Shares will rank junior to all our indebtedness and other liabilities, and to any other senior securities we may issue in the future with respect to assets available to satisfy claims against us. The Series Preferred Shares rank pari passu to our existing Series B Preferred Shares.

The Series C Preferred Shares are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. In addition, the lack of a fixed redemption date for the Series C Preferred Shares will increase your reliance on the secondary market for liquidity purposes.

The Series C Preferred Shares are a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market absent redemption by us. We intend to apply to list the Series C Preferred Shares on the NYSE, but there can be no assurance that the NYSE will accept the Series C Preferred Shares for listing. Even if the Series C Preferred Shares are approved for listing by the NYSE an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares of Series C Preferred Shares could be adversely affected and your ability to transfer your shares will be limited. If an active trading market does develop on the NYSE, our Series C Preferred Shares may trade at prices lower than the offering price. The trading price of our Series C Preferred Shares would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects

We have been advised by the underwriters that they intend to make a market in the shares of our Series C Preferred Shares pending any listing of the shares on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Series C Preferred Shares have not been rated.

We have not sought to obtain a rating for the Series C Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series C Preferred Shares or that we may elect to obtain a rating of our Series C Preferred Shares in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series C Preferred Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series C Preferred Shares. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series C Preferred Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series C Preferred Shares may not reflect all risks related to us and our business, or the structure or market value of the Series C Preferred Shares.

Our Series C Preferred Shares are subordinate to our debt and pari passu with our Series B Preferred Shares, and your interests could be diluted by the issuance of additional preferred shares, including additional Series C Preferred Shares, and by other transactions.

Our Series C Preferred Shares are subordinate to all of our existing and future indebtedness. As of June 30, 2013, we had outstanding indebtedness of approximately $1.4 billion. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends on or redeem preferred shares. Our memorandum of association currently authorizes the issuance of up to 100,000,000 shares, including up to 15,000,000 preferred shares in one or more classes or series, of which 2,000,000 Series B Preferred Shares are outstanding. Our Series C Preferred Shares rank pari passu with our existing Series B Preferred Shares and any other class or series of capital stock established after the original issue date of the Series C Preferred Shares that is not expressly subordinated or senior to the Series C Preferred Shares as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series C Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to shares of Series C Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. The issuance of additional preferred shares on a parity with or senior to our Series C Preferred Shares would dilute the interests of the holders of our Series C Preferred Shares, and any issuance of preferred shares senior to our Series C Preferred Shares or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series C Preferred Shares. Other than the increase in the dividend that may occur in a circumstance described under “Description of Series C Preferred Shares—Dividends” below, none of the provisions relating to our Series C Preferred Shares contain any provisions affording the holders of our Series C Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series C Preferred Shares, so long as the rights of our Series C Preferred Shares are not directly materially and adversely affected.

The terms of the Series C Preferred Shares do not restrict our ability to engage in certain transactions, including spinoffs, transfers of assets or the formation of a master limited partnership, joint venture or other entity that may involve issuance of interests to third-parties in a substantial portion of our assets.

Although the Certificate of Designation will contain restrictions on our ability to dilute the value of your investment in the Series C Preferred Shares by issuing additional securities ranking senior to or pari passu with the Series C Preferred Shares, we may engage in other transactions that will result in a transfer of value to third parties. We may elect to sell one or more of our vessels or vessel-owning subsidiaries, conduct a spinoff of such vessels or subsidiaries, or contribute such vessels or vessel-owning subsidiaries to a joint venture, master limited partnership or other entity on terms with which you do not agree or that are not in the best interests of the holders of Series C Preferred Shares. Any such transfer may reduce our asset base and our rights to cash flows related to the transferred assets. We are actively contemplating the formation of a master limited partnership, partly owned by other persons, to which interests in certain vessels in our fleet and rights to receive related cash flows would be transferred, as well as other capital raising alternatives available to us. If we contribute assets to a joint venture or master limited partnership, the joint venture or master limited partnership may be owned by or issue equity securities to public or private investors, thereby reducing our percentage interest in such assets and in the related cash flows.

Market interest rates may adversely affect the value of our Series C Preferred Shares.

One of the factors that will influence the price of our Series C Preferred Shares will be the dividend yield on the Series C Preferred Shares (as a percentage of the price of our Series C Preferred Shares, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Series C Preferred Shares to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series C Preferred Shares to decrease.

As a holder of Series C Preferred Shares you have extremely limited voting rights.

Your voting rights as a holder of Series C Preferred Shares will be extremely limited and will be the same as those voting rights conferred upon a holder of Series B Preferred Shares. Our common shares are the only class or series of our shares carrying full voting rights. Holders of Series C Preferred Shares will have no voting rights other than the ability, subject to certain exceptions, to elect, voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable (including holders of our Series B Preferred Shares), one director if dividends for six quarterly dividend periods (whether or not consecutive) payable on our Series C Preferred Shares or any other Parity Securities (including the Series B Preferred Shares) are in arrears and certain other limited protective voting rights described in this prospectus under “Description of Series C Preferred Shares—Voting Rights.”

Our ability to pay dividends on and to redeem or purchase our Series C Preferred Shares is limited by the requirements of Bermuda law.

Bermuda law provides that we may pay dividends on the Series C Preferred Shares only to the extent that assets are legally available for such purposes. Dividends and distributions may only be paid or made if we can meet the solvency tests in the Companies Act. In addition, under Bermuda law we may not pay dividends on Series C Preferred Shares if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Under Bermuda law, we may redeem or purchase the Series C Preferred Shares subject to the following limitations. Amounts paid for such redemption or purchase in excess of the $1.00 par value of the shares may only come from the proceeds of a new issue of shares made for the purpose of the redemption or purchase, out of share premium or out of funds that would otherwise be available for dividends or distributions. The $1.00 par value of the redeemed or repurchased Series C Preferred Shares may be paid out of the capital paid up on the Series C Preferred Shares or funds that would otherwise be available for dividends or distributions. A redemption or repurchase is not lawful if there are reasonable grounds for believing that we are, or thereafter would be, unable to pay our liabilities as they become due.

Tax Risks

In addition to the following risk factors, you should read “Tax Considerations” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our Series C Preferred Shares.

If we were to be subject to tax in jurisdictions in which we operate, our financial results would be adversely affected.

Our income is not presently subject to taxation in Bermuda, which has no corporate income tax. We have received an assurance from the Government of Bermuda that neither we nor any of our operations will be subject to any tax computed on profits or income or computed on any capital asset, gain or appreciation imposed by any legislation enacted by the Government of Bermuda prior to March 31, 2035. We believe that we should not be subject to tax under the laws of various countries other than the United States in which we conduct activities or in which our customers are located. However, our belief is based on our understanding of the tax laws of those countries, and our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law or interpretation. We cannot determine in advance the extent to which certain jurisdictions may require us to pay tax or to make payments in lieu of tax. In addition, payments due to us from our customers may be subject to tax claims.

If we or our subsidiaries are not entitled to exemption under Section 883 of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our gross U.S.-source shipping revenue, without allowance for deductions, under Section 887 of the Internal Revenue Code. The imposition of such tax could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders. See “Tax Considerations—United States federal income tax considerations” for additional information about the requirements of this exemption.

If we were treated as a passive foreign investment company, a U.S. investor in our shares would be subject to disadvantageous rules under the U.S. tax laws.

If we were treated as a passive foreign investment company (a “PFIC”) in any year, U.S. holders of our shares would be subject to unfavorable U.S. federal income tax treatment. We do not believe that we will be a PFIC in 2013 or in any future year. However, PFIC classification is a factual determination made annually and we could become a PFIC if the portion of our income derived from bareboat charters or other passive sources were to increase substantially or if the portion of our assets that produce or are held for the production of passive income were to increase substantially. Moreover, the IRS may disagree with our position that time and voyage charters do not give rise to passive income for purposes of the PFIC rules. Accordingly, we can provide no assurance that we will not be treated as a PFIC for 2013 or for any future year. Please see “Tax Considerations—United States federal income tax considerations—United States Holders—Passive Foreign Investment Company Considerations” for a description of the PFIC rules.

Dividends we pay with respect to our shares to United States holders would not be eligible to be taxed at reduced U.S. tax rates applicable to qualifying dividends if we were a passive foreign investment company or under other circumstances.

Distributions on the common shares of non-U.S. companies that are treated as dividends for U.S. federal income tax purposes and are received by individuals generally are eligible for taxation at capital gain rates if the common shares with respect to which the dividends are paid are readily tradable on an established securities market in the United States. This treatment will not be available to dividends we pay, however, if we qualify as a PFIC for the taxable year of the dividend or the preceding taxable year, or to the extent that (i) the shareholder does not satisfy a holding period requirement that generally requires that the shareholder hold the shares on which the dividend is paid for more than 60 days during the 121-day period that begins 60 days before the date on which the shares become ex-dividend with respect to such dividend, (ii) the shareholder is under an obligation to make related payments with respect to substantially similar or related property or (iii) such dividend is taken into account as investment income under Section 163(d)(4)(B) of the Internal Revenue Code. We do not believe that we qualified as a PFIC for our last taxable year and, as described above, we do not expect to qualify as a PFIC for our current or future taxable years. Legislation has been proposed in the United States Congress which, if enacted in its current form, would likely cause dividends on our shares to be ineligible for the preferential tax rates described above. There can be no assurance regarding whether, or in what form, such legislation will be enacted.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus supplement and the accompanying base prospectus or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditure;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•	our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the carrying values of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into time charters with our customers and secure profitable employment for our vessels in the spot market;

•	the ability of our counterparties, including our charterers, to honor their contractual obligations;

•	our expectations relating to dividend payments and our ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the “Risk Factors.”

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “potential,” “should” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-looking statements. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for crude oil carriers and product tankers and LNG carriers, charter rates and vessel values, supply and demand for crude oil, petroleum products and LNG, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties are discussed more fully under “Item 3. Key Information—Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         (after deducting underwriting discounts and estimated offering expenses and assuming no exercise of the underwriters’ option to purchase additional shares) from the issuance of Series C Preferred Shares in this offering. We intend to use the net proceeds from this offering for general corporate purposes, which may include making vessel acquisitions or investments.

CAPITALIZATION

The following table sets forth our (i) cash and cash equivalents, (ii) restricted cash and (iii) consolidated capitalization as of June 30, 2013 on:

•	an actual basis; and

•	an as adjusted basis giving effect to (i) scheduled debt repayments of $37.4 million, (ii) the prepayment of $9.1 million on the termination of one of our credit facilities with an outstanding balance of $26.8 million at June 30, 2013, (iii) the drawdown of $18.0 million under a new term bank loan, (iv) payments of $15.7 million to shipyards for new-buildings, (v) the payment of $0.9 million preference dividends, (vi) the payment of $2.8 million dividend to holders of common shares, (vii) the issuance of 481,804 common shares for net proceeds of $2.3 million under our distribution agency agreement; and

•	an as further adjusted basis giving effect to the above and the issuance of the Series C Preferred Shares offered hereby at a price of $ per share (assuming no exercise of the underwriters’ option to purchase additional shares).

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalization or special dividends between June 30, 2013 and September 24, 2013.

This table should be read in conjunction with our consolidated financial statements and the notes thereto, and “Item 5. Operating and Financial Review and Prospects”, included in our Annual Report on Form 20-F for the year ended December 31, 2012 and in our Report on Form 6-K filed with the SEC on September 19, 2013, each incorporated by reference herein.

	As of June 30, 2013
In thousands of U.S. Dollars	Actual	Adjusted	As Further Adjusted
Cash
Cash and cash equivalents	$141,119	$95,533	$
Restricted cash	5,790	5,790

Total cash	$146,909	$101,323	$

Capitalization
Debt:
Long-term secured debt obligations (including current portion)	$1,438,651	$1,410,145	$

Stockholders equity:
Preferred shares, $1.00 par value; 15,000,000 shares authorized (including 2,300,000 Series B Preferred Shares) and 2,000,000 Series B Preferred Shares issued and outstanding on an actual and on an as adjusted basis; 15,000,000 shares authorized (including 2,300,000 Series B Preferred Shares and Series C Preferred Shares) and 2,000,000 Series B Preferred Shares and Series C Preferred Shares issued and outstanding on an as further adjusted basis	2,000	2,000
Common shares, $1.00 par value; 85,000,000 shares authorized and 56,443,237 shares issued and outstanding on an actual basis; 56,925,041 shares issued and outstanding on an as adjusted basis and on an as further adjusted basis	56,443	56,925
Additional paid-in capital	450,642	452,455
Accumulated other comprehensive loss	(9,639)	(9,639)
Retained earnings	472,279	471,376
Non-controlling interest	1,600	1,600	$

Total stockholders’ equity	973,325	974,717	$

Total capitalization	$2,411,976	$2,384,862	$

MANAGEMENT

Directors and Officers

The following table sets forth, as of September 1, 2013, information for each of our directors and senior managers.

Name	Age	Positions	Year First Elected
D. John Stavropoulos	80	Chairman of the Board	1994
Nikolas P. Tsakos	50	President and Chief Executive Officer, Director	1993
Michael G. Jolliffe	63	Deputy Chairman of the Board	1993
George V. Saroglou	49	Vice President, Chief Operating Officer, Director	2001
Paul Durham	62	Chief Financial Officer	—
Vladimir Jadro	67	Chief Marine Officer	—
Peter C. Nicholson	79	Director	1993
Francis T. Nusspickel	72	Director	2004
Richard L. Paniguian	64	Director	2008
Aristides A.N. Patrinos	66	Director	2006
Takis Arapoglou	62	Director	2010
Efthimios E. Mitropoulos	74	Director	2012

Certain biographical information regarding each of these individuals is set forth below.

D. JOHN STAVROPOULOS

CHAIRMAN

Mr. Stavropoulos served as Executive Vice President and Chief Credit Officer of The First National Bank of Chicago and its parent, First Chicago Corporation, before retiring in 1990 after 33 years with the bank. He chaired the bank’s Credit Strategy Committee, Country Risk Management Council and Economic Council. His memberships in professional societies have included Robert Morris Associates (national director), the Association of Reserve City Bankers and the Financial Analysts Federation. Mr. Stavropoulos was appointed by President George H.W. Bush to serve for life on the Presidential Credit Standards Advisory Committee. Mr. Stavropoulos was elected to the board of directors of Aspis Bank in Greece and served as its Chairman from July 2008 to April 2010. Mr. Stavropoulos was a director of CIPSCO from 1979 to 1992, an instructor of Economics and Finance at Northwestern University from 1962 to 1968, serves as a member on the EMEA Alumni Advisory Board of the Kellogg School of Management and is a Chartered Financial Analyst.

NIKOLAS P. TSAKOS, Dr.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Mr. Tsakos has been President, Chief Executive Officer and a director of the Company since inception. He has been involved in ship management since 1981 and has 36 months of seafaring experience. He is the former President of the Hellenic Marine Environment Protection Association (HELMEPA). Mr. Tsakos is the Vice Chairman of the Independent Tanker Owners Association (INTERTANKO) and an Executive Committee member, a board member of the UK P&I Club, a board member of the Union of Greek Shipowners (UGS), a council member of the board of the Greek Shipping Co-operation Committee (GSCC) and a council member of the American Bureau of Shipping (ABS), Bureau Veritas (BV) and of the Greek Committee of Det Norske Veritas (DNV). He graduated from Columbia University in New York in 1985 with a degree in Economics and Political Science and obtained a Masters Degree in Shipping, Trade and Finance from London’s City University Business School in 1987. In 2011, Mr. Tsakos was awarded an honorary doctorate from the City University Business School, for his pioneering work in the equity financial markets relating to shipping companies. Mr. Tsakos served as an officer in the Hellenic Navy in 1988. Mr. Tsakos is the cousin of Mr. Saroglou. Mr. Tsakos is an officer, director and the sole shareholder of Tsakos Energy Management. He is also the son of the founder of Tsakos Shipping. Please see “Item 7. Major Shareholders and Related Party Transactions” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 29, 2013.

MICHAEL G. JOLLIFFE

DEPUTY CHAIRMAN

Mr. Jolliffe has been joint Managing Director and then Deputy Chairman of our Board since 1993. He is a director of a number of companies in shipping, agency representation, shipbroking capital services, mining and telemarketing. Mr. Jolliffe is Chief Executive Officer of Titans Maritime Ltd, a shipping company set up in joint venture between Tsakos/Jolliffe families and Anchorage Capital, a N.Y. fund manager. He is also Chairman of the Wighams Group of companies owning companies involved in shipbroking, agency representation and capital markets businesses. Mr. Jolliffe is also a director of InternetQ a telemarketing, multi player games and social content company quoted on the London AIM stock exchange as well as the Chairman of Papua Mining Plc, a gold and copper mining company quoted on the London AIM. Michael Jolliffe is also Chairman of StealthGas, a shipping company which is quoted on the NASDAQ stock exchange in New York and which owns 33 LPG ships, plus four tankers, and has nine additional vessels on order.

GEORGE V. SAROGLOU

CHIEF OPERATING OFFICER

Mr. Saroglou has been Chief Operating Officer of the Company since 1996. Mr. Saroglou is a shareholder of Pansystems S.A., a Greek information technology systems integrator, where he also worked from 1987 until 1994. From 1995 to 1996 he was employed in the Trading Department of the Tsakos Group. He graduated from McGill University in Canada in 1987 with a Bachelors Degree in Science (Mathematics). Mr. Saroglou is the cousin of Mr. Tsakos.

PAUL DURHAM

CHIEF FINANCIAL OFFICER

Mr. Durham joined Tsakos Shipping and Trading S.A. in 1999 and has served as Chief Financial Officer and Chief Accounting Officer of Tsakos Energy Navigation Limited since 2000. Mr. Durham is a Fellow of the Institute of Chartered Accountants of England & Wales. From 1989 through 1998, Mr. Durham was employed in Athens with the Latsis Group, a shipping, refinery and banking enterprise, becoming Financial Director of Shipping in 1995. From 1983 to 1989, Mr. Durham was employed by RJR Nabisco Corporation, serving as audit manager for Europe, Asia and Africa until 1986 and then as financial controller of one of their United Kingdom food divisions. Mr. Durham worked with public accounting firms Ernst & Young (London and Paris) from 1972 to 1979 and Deloitte & Touche (Chicago and Athens) from 1979 to 1983. Mr. Durham is a graduate in Economics from the University of Exeter, England.

VLADIMIR JADRO

CHIEF MARINE OFFICER

Mr. Jadro joined Tsakos Energy Navigation Limited in February 2006. He was appointed Chief Marine Officer of the Company in June 2006. Mr. Jadro was employed by Exxon/ExxonMobil Corp. from 1980 until 2004 in various technical and operational positions including operations, repairs, new building constructions, off shore conversions and projects of the marine department of ExxonMobil Corp. He was in charge of various tankers and gas carriers from 28,000 dwt to 409,000 dwt, and responsible for the company vetting system. He was also involved in the development of oil companies’ international “SIRE” vessel inspection system. From 1978 until 1980 he was employed by the Bethlehem Steel shipyard. From 1967 until 1977, Mr. Jadro was employed on various tankers starting as third engineer and advancing to Chief Engineer. Mr. Jadro is a member of the Society of Naval Architects and Marine Engineers (SNAME) and Port Engineers of New York.

PETER C. NICHOLSON, CBE

DIRECTOR

Mr. Nicholson is trained as a naval architect and spent the majority of his professional career with Camper & Nicholson Limited, the world-famous yacht builder. He became Managing Director of the firm and later, Chairman. When Camper & Nicholson merged with Crest Securities to form Crest Nicholson Plc in 1972, Mr. Nicholson became an executive director, a role he held until 1988 when he became a non-executive in order to pursue a wider range of business interests. Since that time, he has been a non-executive director of Lloyds TSB Group Plc (from 1990 to 2000) and Chairman of Carisbrooke Shipping Plc (from 1990 to 1999). He was a director of various companies in the Marsh Group of insurance brokers and remained a consultant to the company until recently. He has served on the boards of a variety of small companies, has been active in the administration of the United Kingdom marine industry and is a trustee of the British Marine Federation. He is a Younger Brother of Trinity House. He was Chairman of the Royal National Lifeboat Institution from 2000 to 2004. In 2010, Mr. Nicholson became a partner and chairman of a limited liability partnership, R.M.G. Wealth Management.

FRANCIS T. NUSSPICKEL

DIRECTOR

Mr. Nusspickel is a retired partner of Arthur Andersen LLP with 35 years of public accounting experience. He is a Certified Public Accountant licensed in several U.S. states. During his years with Arthur Andersen, he served as a member of their Transportation Industry Group and was worldwide Industry Head for the Ocean Shipping segment. His responsibilities included projects for mergers and acquisitions, fraud investigations, arbitrations and debt and equity offerings. He was President of the New York State Society of Certified Public Accountants from 1996 to 1997, a member of the AICPA Council from 1992 to 1998, and from 2004 to 2007 was Chairman of the Professional Ethics Committee of the New York State Society of Certified Public Accountants. Mr. Nusspickel is also a Director of Symmetry Medical Inc., a New York Stock Exchange listed medical device manufacturer.

RICHARD L. PANIGUIAN, CBE

DIRECTOR

Mr. Paniguian was appointed Head of UK Defence and Security Organisation, or DSO, in August 2008, which supports UK defense and security businesses seeking to export and develop joint ventures and partnerships overseas, as well as overseas defense and security businesses seeking to invest in the UK. Previously, Mr. Paniguian pursued a career with BP plc., where he worked for 37 years. He held a wide range of posts with BP, including, in the 1980s, as Commercial Director in the Middle East, Head of International Oil Trading in New York and Head of Capital Markets in London. In the 1990s he completed assignments as a Director of BP Europe, Chief Executive of BP Shipping and subsequently Head of Gas Development in the Middle East and Africa. In 2001 he was appointed Group Vice President for Russia, the Caspian, Middle East and Africa, where he was responsible for developing and delivering BP’s growth strategy in these regions. He played a leading role in support of the TNK-BP joint venture; in delivering the Baku Tbilisi Ceyhan pipeline project; in driving for new gas exploration in Libya, Egypt and Oman; and in completing BP’s first oil project in Angola. In 2007, he was appointed CBE for services to business. Between 2002 and 2007 he was Chairman of the Egyptian British Business Council, and between 2000 and 2002 President of the UK Chamber of Shipping. Mr. Paniguian has a degree in Arabic and Middle East politics and an MBA.

ARISTIDES A.N. PATRINOS, Ph.D

DIRECTOR

Dr. Patrinos is currently the Deputy Director for Research of the Center for Urban Science and Progress (CUSP) and a Distinguished Professor of Mechanical and Biomolecular Engineering at New York University. Since 2006 he is also affiliated with Synthetic Genomics Inc. (SGI) serving as President (2006-2011), Senior

Vice President for Corporate Affairs (2011-2012) and currently as a Consultant. SGI is a US-based privately held company dedicated to developing and commercializing clean and renewable fuels and chemicals; sustainable food products; and novel medical applications such as synthetic vaccines. From 1976 to 2006 Dr. Patrinos served in the U.S. Department of Energy (DOE) and several of the DOE National Laboratories and engaged in several facets of energy production and use and led key research programs in biology and the environment. He played a leading role in the Human Genome Project and has been a central architect in the “genomics” revolution. He is a member of many scientific societies and is a recipient of numerous awards and distinctions including three U.S. Presidential Rank Awards, and two Secretary of Energy Gold Medals. He holds a Diploma in Mechanical and Electrical Engineering from the National Technical University of Athens (Metsovion) and a Ph.D. in Mechanical Engineering and Astronautical Sciences from Northwestern University.

TAKIS ARAPOGLOU

DIRECTOR

Mr. Arapoglou joined EFG Hermes (the largest Investment bank in the Middle East, listed in Cairo and London) as CEO of Commercial Banking in October 2010. In 2011 he was elected Board member of EFG Hermes Holding. He was Chairman and CEO of the National Bank of Greece Group (NBG) from 2004 to 2009 and Chairman of the Hellenic Bankers Association from 2005 to 2009. Prior to joining NBG, Mr. Arapoglou was Global Head of the Banks & Securities Industry for Citigroup based in London (2000-2004). He has served in several international bank advisory boards in Europe and Africa and on the board of European Educational Foundations and Institutions including the Institute of Corporate Culture Affairs in Frankfurt, as Chairman. He is currently a member of the international advisory board of Tufts University in Boston, Chairman of the Business Advisory committee of the Athens University of Economics and Business, non executive Vice Chairman of Titan Cement SA, listed in Athens. He has degrees in Mathematics, Engineering and Management from the universities of Athens (Greece), Glasgow and Brunel (UK), respectively.

EFTHIMIOS E. MITROPOULOS

DIRECTOR

Mr. Mitropoulos is Secretary-General Emeritus of the International Maritime Organization (IMO), the United Nations specialised agency responsible for the regulation of international shipping from the safety, security and environmental protection points of view. After 23 years of service at IMO (ten of which as Director of the Maritime Safety Division), he was elected Secretary-General in 2003 and re-elected in 2007 for a total of the maximum time permitted of eight years. As a graduate of both Merchant and Naval Academies of Greece, he spent time at sea as a navigation officer and twenty years as a commissioned Hellenic Coast Guard officer, retiring as a rear admiral, having represented Greece at IMO and various other international for dealing with shipping matters over a twelve year period and having spent two years as Harbour Master of Corfu. Between 2004 and 2012, he was Chancellor of the World Maritime University, Malmö, Sweden and Chairman of the Governing Board of the International Maritime Law Institute in Malta. He is the author of several books on shipping, including books on tankers, modern types of merchant ships, safety of navigation and shipping economics and policy. He is Chairman of the Board of the “Maria Tsakos Foundation—International Centre for Maritime Research and Tradition” and Chancellor of the AMET Maritime University in Chennai, India.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of 100,000,000 shares, which have been designated as 85,000,000 common shares, par value $1.00 per share, and 15,000,000 blank check preferred shares, $1.00 par value per share. Five hundred thousand (500,000) shares of the blank check preferred shares have been designated Series A Junior Participating Preferred Shares in connection with our adoption of a shareholder rights plan as described below under “—Shareholder Rights Plan” and 2,300,000 shares have been designated 8.00% Series B Cumulative Redeemable Preferred Shares as described below under “—Series B Preferred Shares.” As of September 20, 2013, there were 56,925,041 common shares, 2,000,000 8.00% Series B Cumulative Redeemable Preferred Shares and no Series A Junior Participating Preferred Shares issued and outstanding.

Common Shares

As of September 20, 2013, there were 56,925,041 common shares issued and outstanding. The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities, including the liquidation preferences of any outstanding preferred shares.

The following briefly summarizes the material terms of our common shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series, up to the number of preferred shares authorized under our constitutive documents as described above. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares.

Series B Preferred Shares

We have 2,000,000 of our 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares outstanding as of September 20, 2013, which were issued on May 10, 2013. The initial liquidation preference of the Series B Preferred Shares is $25.00 per share, subject to adjustment. The shares are redeemable by us at any time on or after July 30, 2018. The shares carry an annual dividend rate of 8.00% per $25.00 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears or (iv) the Series B Preferred Shares are not redeemed in whole by July 30, 2019. The Series B Preferred Shares represent perpetual equity interests in us and, unlike our indebtedness, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us. Upon any liquidation or dissolution of us, holders of the Series B Preferred Shares will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of Senior Securities (as defined for purposes of the Series B Preferred Shares), but before any distribution is made to or set aside for the holders of junior stock, including our common shares. The Series B Preferred Shares will be pari passu with the Series C Preferred Shares. The Series B Preferred Shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Dividends. Under Bermuda law, a company may not pay dividends that are declared from time to time by its board of directors or make a distribution out of contributed surplus if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Voting rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Rights in liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of shareholders. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to, or the non-receipt of such notice by, any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to books and records and dissemination of information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or removal of directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered board of directors, with one-third of the directors selected each year.

Under Bermuda law and our Bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Generally, our Bye-laws may be amended by the directors with the approval of a majority being not less than 75% of the votes of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal rights and shareholder suits. Under Bermuda law, in the event of an amalgamation or merger involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation or merger of a company with another company requires the amalgamation or merger agreement to be approved by the board of directors and, except where the amalgamation or merger is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-takeover effects of provisions of our charter documents

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Staggered board of directors.

Our Bye-laws provide for a staggered board of directors with one-third of our directors being selected each year. This staggered board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions involving certain business combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

•	the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price, which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

•

the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

•	the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

•	after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and (iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

•	a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold”, then the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

•	any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

•	any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan under which our common shareholders received one right for each common share they held. Each right will entitle the holder to purchase from the Company a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment. Holders of preferred shares, including the Series C Preferred Shares, are not covered by the shareholder rights plan and will not be entitled to receive any rights to purchase common shares under it.

The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and The Bank of New York, as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

If any person or group acquires shares representing 15% or more of our issued and outstanding common shares, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder of rights, other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional common shares having a market value of twice the exercise price of each right. In lieu of requiring payment of the purchase price upon exercise of the rights following any such event, we may permit the holders of rights simply to surrender the rights, in which event they will be entitled to receive common shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price.

Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of our Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, common shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for preferred shares (or other consideration) or for common shares of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

The existence of the rights agreement and the rights could deter a third party from tendering for the purchase of some or all of our shares and could have the effect of entrenching management. In addition, they could have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as transfer agent and registrar for our common shares.

DESCRIPTION OF SERIES C PREFERRED SHARES

The following description of the Series C Preferred Shares does not purport to be complete and is subject to, and qualified in its entirety by reference to the Certificate of Designation designating the Series C Preferred Shares (the “Certificate of Designation”) and setting forth the rights, preferences and limitations of the Series C Preferred Shares. A copy of the Certificate of Designation may be obtained from us as described under “Where You Can Find Additional Information.” References to “Tsakos Energy Navigation Limited,” “we,” “our” and “us” refer specifically to Tsakos Energy Navigation Limited.

General

The Series C Preferred Shares offered hereby are a new series of preferred shares. Upon completion of this offering, there will be              Series C Preferred Shares authorized, and              issued and outstanding (or Series C Preferred Shares issued and outstanding if the underwriters exercise their option to purchase additional shares in full). We may, without notice to or consent of the holders of the then-outstanding Series C Preferred Shares, authorize and issue additional Series C Preferred Shares as well as Parity Securities and Junior Securities (each as defined under “—Ranking’”) and, subject to the further limitations described under “—Voting Rights,” Senior Securities (as defined under “—Ranking”).

The holders of our common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and payment to the holders of shares of any class or series of shares (including the Series C Preferred Shares) having preferential rights to receive distributions of our assets. Please read “Description of Share Capital.”

The Series C Preferred Shares will entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. No fractional Series C Preferred Shares will be issued. When issued and paid for in the manner described in this prospectus supplement, the Series C Preferred Shares offered hereby will be fully paid and nonassessable. Each Series C Preferred Share will have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please read “—Liquidation Rights.”

The Series C Preferred Shares will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Shares will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All the Series C Preferred Shares offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series C Preferred Shares will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. Please read “—Book-Entry System.”

The Series C Preferred Shares will not be convertible into common shares or any of our other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series C Preferred Shares will not be subject to mandatory redemption or to any sinking fund requirements. The Series C Preferred Shares will be subject to redemption, in whole or in part, at our option commencing on October 30, 2018. Please read “—Redemption.”

We have appointed Computershare Trust Company, N.A. as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series C Preferred Shares. The address of Computershare Trust Company, N.A. is 480 Washington Blvd., Jersey City, NJ 07310.

Ranking

Prior to this offering, we have established two other series of preferred shares:

•	Series A Preferred Shares. Our Series A Junior Participating Preferred Shares, was established in connection with our adoption of a shareholders rights plan. As of September 20, 2013, no Series A Junior Participating Preferred Shares were outstanding. The shareholders rights plan is described under “Description of Share Capital—Shareholder Rights Plan.”

•	Series B Preferred Shares. As of September 20, 2013 a total of 2,000,000 Series B Preferred Shares were issued and outstanding. The Series B Preferred Shares are redeemable by us at any time after July 30, 2018 and cash dividends accrue at a rate of 8.00% per annum per $25.00 of liquidation preference per share, subject to increase. If (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series B Preferred Shares are in arrears or (iv) the Series B Preferred Shares are not redeemed in whole by July 30, 2019, the dividend rate payable on the Series B Preferred Shares shall increase quarterly, subject to certain limitations, to a rate that is 1.25 times the dividend rate payable on the Series B Preferred Shares. The Series B Preferred Shares are not convertible into common shares and are not redeemable at the option of the holder. The rights, preferences and limitations of the Series B Preferred Shares are described in more detail under “Description of Share Capital—Series B Preferred Shares” above.

The Series C Preferred Shares will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to all classes of our common shares and, if issued, our Series A Junior Participating Preferred Shares, and to each other class or series of shares established after the initial issue date of the Series C Preferred Shares by our board of directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series C Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to with our common shares as “Junior Securities”);

•	on a parity with the Series B Preferred Shares (including any additional Series B Preferred Shares issued after the date of this prospectus supplement) and any other class or series of shares established after the initial issue date of the Series C Preferred Shares by our board of directors, the terms of which class or series are not expressly subordinated or senior to the Series C Preferred Shares as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to as “Parity Securities”); and

•	junior to each class or series of shares established after the initial issue date of the Series C Preferred Shares by our board of directors, the terms of which class or series expressly provide that it ranks senior to the Series C Preferred Shares as to dividend distributions and distributions upon liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively referred to as “Senior Securities”).

Under the Certificate of Designation, we may issue Junior Securities and Parity Securities from time to time in one or more series without the consent of the holders of the Series C Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Senior Securities is limited as described under “—Voting Rights.”

Liquidation Right

The holders of outstanding Series C Preferred Shares will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common shares or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series C Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series C Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding Series C Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of the common shares and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series C Preferred Shares will have no voting rights except as set forth below or as otherwise provided by Bermuda law. In the event that six quarterly dividends, whether consecutive or not, payable on Series C Preferred Shares are in arrears, the holders of Series C Preferred Shares will have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable (including our Series B Preferred Shares), at the next meeting of shareholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred (including our Series B Preferred Shares) and with which the Series C Preferred Shares voted as a class for the election of such director). The right of such holders of Series C Preferred Shares to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series C Preferred Shares have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series C Preferred Shares and any other Parity Securities (including the Series B Preferred Shares) to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series C Preferred Shares and any other Parity Securities (including the Series B Preferred Shares) shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the issued and outstanding Series C Preferred Shares, voting as a single class, we may not:

•	adopt any amendment to the Memorandum of Association that adversely alters the preferences, powers or rights of the Series C Preferred Shares;

•	issue any Parity Securities if the cumulative dividends payable on outstanding Series C Preferred Shares are in arrears; or

•	create or issue any Senior Securities.

On any matter described above in which the holders of the Series C Preferred Shares are entitled to vote as a class, such holders will be entitled to one vote per share. The Series C Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote. As of September 20, 2013, there were 2,000,000 Series B Preferred Shares outstanding. Accordingly, after the issuance of              Series C Preferred Shares in this offering (assuming the underwriters do not exercise their option to purchase additional shares), the Series C Preferred Shares will represent approximately     % of the total voting power of the Series B Preferred Shares and the

Series C Preferred Shares. Assuming that we issue              Series C Preferred Shares in this offering (assuming the underwriters exercise their option to purchase additional shares in full), the Series C Preferred Shares will represent approximately     % of the total voting power of the Series B Preferred Shares and the Series C Preferred Shares.

Dividends

General

Holders of Series C Preferred Shares will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from                     , 2013.

Determination of Dividend Rate

Dividends on Series C Preferred Shares will be cumulative, commencing on                     , 2013, and payable on each Dividend Payment Date, commencing January 30, 2014, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series C Preferred Shares will accrue at a rate of     % per annum per $25.00 stated liquidation preference per Series C Preferred Share, subject to increase upon (1) a Covenant Default, (2) a Cross Default, (3) a Dividend Payment Default or (4) a Failure to Redeem (such rate, as increased, if applicable, being the “Base Dividend Rate”).

Dividend Payment Date

The “Dividend Payment Dates” for the Series C Preferred Shares will be each January 30, April 30, July 30 and October 30, commencing January 30, 2014. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period, and dividends will accrue on accumulated dividends at the applicable Base Dividend Rate. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series C Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem

•	Our failure to comply with clauses (a) or (b) under “—Certain Covenants” below, if such failure continues unremedied for 120 days and commencing at the end of such 120-day period, shall constitute a “Covenant Default.”

•	In the event that four quarterly dividends, whether consecutive or not, payable on Series C Preferred Shares are in arrears, such event shall constitute a “Dividend Payment Default.”

•	A default by us under any Credit Facility shall constitute a “Cross Default” if such default is caused by a failure to pay principal of, or interest or premium, if any, on outstanding indebtedness under such Credit Facility (other than non-recourse indebtedness of any subsidiary) prior to the expiration of the grace period for payment of such indebtedness set forth in such Credit Facility (“payment default”) and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default, aggregates $25 million or more.

•	Our failure to redeem all the Series C Preferred Shares on or prior to October 30, 2020, whether or not our board of directors has authorized any such redemption and whether or not such redemption is legally permissible or is prohibited by any agreement to which we are subject, shall constitute a “Failure to Redeem.”

If a Covenant Default, a Cross Default, a Dividend Payment Default or a Failure to Redeem occurs, then:

(1) effective as of the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and without duplication if more than one such event has occurred and is continuing at any time, the Base Dividend Rate payable on the Series C Preferred Shares shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series C Preferred Shares as of the close of business on the day immediately preceding the date of such Covenant Default, Cross Default, Dividend Payment Default or Failure to Redeem, and

(2) on each subsequent Dividend Payment Date, the Base Dividend Rate payable in respect of the succeeding quarterly dividend period shall increase to a number that is 1.25 times the Base Dividend Rate payable on the Series C Preferred Shares as in effect as of the close of business on the day immediately preceding such Dividend Payment Date, until no Covenant Default, Cross Default or Dividend Payment Default exists or, in the case of a Failure to Redeem, until all the Series C Preferred Shares are no longer outstanding.

Notwithstanding the foregoing, in no event shall dividends accrue on the Series C Preferred Shares at a rate greater than 25% per annum in respect of any period prior to October 30, 2018 or 30% thereafter. If a Covenant Default, Cross Default or Dividend Payment Default, as applicable, ceases to exist, the Base Dividend Rate payable on the Series C Preferred Shares shall be reduced, effective as of the date such Covenant Default, Cross Default or Dividend Payment Default ceases to exist (as evidenced by the delivery of an officer’s certificate by us to the Registrar and Transfer Agent), to such Base Dividend Rate that would have been applicable had such Covenant Default, Cross Default or Dividend Payment Default never existed.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series C Preferred Shares that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”) will be three Business Days immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our bye-laws then in effect and the Certificate of Designations.

So long as the Series C Preferred Shares are held of record by the nominee of the Securities Depository, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series C Preferred Shares in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series C Preferred Shares and any Parity Securities (including the Series B Preferred Shares) through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series C Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series C Shares and any Parity Securities (including the Series B Preferred Shares) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series C Preferred Shares and any Parity

Securities (including the Series B Preferred Shares) are paid, any partial payment will be made pro rata with respect to the Series C Preferred Shares and any Parity Securities (including the Series B Preferred Shares) entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series C Preferred Shares will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. Except insofar as dividends accrue on the amount of any accumulated and unpaid dividends as described under “—Dividends—Determination of Dividend Rate”, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series C Preferred Shares.

Redemption

Optional Redemption

Commencing on October 30, 2018, we may redeem, at our option, in whole or in part, the Series C Preferred Shares at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose.

Redemption Procedure

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series C Preferred Shares to be redeemed and, if less than all issued and outstanding Series C Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series C Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the issued and outstanding Series C Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all Series C Preferred Shares are held of record by the nominee of the Securities Depository, we will give notice, or cause notice to be given, to the Securities Depository of the number of Series C Preferred Shares to be redeemed and the Securities Depository will determine the number of Series C Preferred Shares to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series C Preferred Shares for its own account). A participant may determine to redeem Series C Preferred Shares from some beneficial owners (including the participant itself) without redeeming Series C Preferred Shares from the accounts of other beneficial owners.

So long as the Series C Preferred Shares are held of record by the nominee of the Securities Depository, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Shares as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series C Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request after which repayment the holders of the Series C Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series C Preferred Shares represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series C Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series C Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation or any present plan or intention, to purchase any Series C Preferred Shares. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred shares, undesignated as to series.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series C Preferred Shares and any Parity Securities (including the Series B Preferred Shares) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Shares or Parity Securities (including the Series B Preferred Shares) except pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and any Parity Securities (including the Series B Preferred Shares). Common shares and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series C Preferred Shares and any Parity Securities (including the Series B Preferred Shares) for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series C Preferred Shares will not have the benefit of any sinking fund.

Certain Covenants

The Certificate of Designation includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(a) Limitation on Borrowings. We shall not permit Total Borrowings to equal or exceed 75% of Total Assets.

(b) Limitation on Minimum Net Worth. We shall not permit the Net Worth to Preferred Stock Ratio to be less than or equal to 2.00.

Reports. During the period that any Cross Default (as defined under “—Dividends—Dividend Payment Dates—Increase in Base Dividend Rate Following a Covenant Default, Cross Default, Payment Default or Failure to Redeem”) exists, at the request of any holder of Series C Preferred Shares, we shall provide, to the extent that we are not prevented or restricted from doing so by the provisions of any relevant Credit Facility, to such holder any report or other information that is provided to any lender or other financier under the Credit Facility giving rise to the Cross Default. As a condition to the receipt of such report or other information, such holder must agree not to disclose such report or information to any third party or to purchase or sell any of our securities on the basis of any material, nonpublic information included in such report or other information.

Compliance with the foregoing covenants shall be measured on the last day of each of our fiscal quarters, commencing December 31, 2013. Within 60 days after the end of each fiscal quarter, we shall deliver to the Registrar and Transfer Agent an officer’s certificate confirming compliance with each of the covenants described above. Each such certificate will be made available to the holders of the Series C Preferred Shares upon request to the Registrar and Transfer Agent. We shall mail, within five Business Days of the discovery thereof, to all holders of the Series C Preferred Shares and the Registrar and Transfer Agent, notice of any default in compliance with the covenants described above.

The holders of at least a majority of the issued and outstanding Series C Preferred Shares, voting as a single class, may waive compliance with any of the covenants described in this “—Certain Covenants” section. The Company may not, and may not permit any subsidiary or affiliate to, pay or cause to be paid any consideration to or for the benefit of any holder of the Series C Preferred Shares for or as an inducement to such holder’s consent to any such waiver unless such consideration is offered to be paid to all holders of Series C Preferred Shares and is paid to all holders of Series C Preferred Shares that consent to any such waiver in the time frame set forth in the solicitation relating to such waiver.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means, as of a given date, our cash and cash equivalents as determined in accordance with GAAP.

“Common Stock” means any of our capital stock that is not Preferred Stock.

“Credit Facility” means, with respect to Tsakos Energy Navigation Limited or any subsidiary, any debt or commercial paper facilities with banks or other lenders providing for revolving credit or term loans or any agreement treated as a finance or capital lease in accordance with U.S. GAAP.

“Intangible Assets” means, in respect of Tsakos Energy Navigation Limited as of a given date, the intangible assets of Tsakos Energy Navigation Limited of the types, if any, presented in Tsakos Energy Navigation Limited’s consolidated balance sheet.

“Net Worth” means, as of a given date, the result of, without duplication:

(a) Total Assets, less

(b) Intangible Assets, less

(c) Total Borrowings (without giving effect to any fair value adjustments pursuant to FASB’s Accounting Standards Codification 820).

“Net Worth to Preferred Stock Ratio” means, as of a given date, the result of dividing (x) Net Worth as of such date by (y) the aggregate Preferred Stock Amount as of such date.

“Non-Recourse Liabilities” means, in respect of Tsakos Energy Navigation Limited as of a given date, the non-recourse liabilities as described in subparts (a)-(h) of the definition of Total Borrowings and of the types, if any, presented in Tsakos Energy Navigation Limited’s consolidated financial statements and disclosure.

“Preferred Stock” means any of the capital stock of Tsakos Energy Navigation Limited, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, over shares of our Common Stock including, without limitation, our Series A Junior Participating Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.

“Preferred Stock Amount” means, in respect of any series of Preferred Stock, the sum, without duplication, of (x) the aggregate liquidation preference of the outstanding shares of such Preferred Stock as of the relevant measurement date and (y) the aggregate amount of any accumulated and unpaid dividends or other distributions in respect of the outstanding shares of such Preferred Stock as of the relevant measurement date.

“Total Assets” means, in respect of Tsakos Energy Navigation Limited on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) all of the assets of Tsakos Energy Navigation Limited of the types presented on its consolidated balance sheet; less

(b) Cash and Cash Equivalents; less

(c) Non-Recourse Liabilities; and less

(d) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that Tsakos Energy Navigation Limited is required to record on its books under U.S. GAAP even though Tsakos Energy Navigation Limited is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“Total Borrowings” means, in respect of Tsakos Energy Navigation Limited on a consolidated basis, as of a given date the aggregate of the following, without duplication:

(a) the outstanding principal amount of any moneys borrowed; plus

(b) the outstanding principal amount of any acceptance under any acceptance credit; plus

(c) the outstanding principal amount of any bond, note, debenture or other similar instrument; plus

(d) the book values of indebtedness under a lease, charter, hire purchase agreement or other similar arrangement which would, in accordance with U.S. GAAP, be treated as a finance or capital lease; plus

(e) the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis or which otherwise meet any requirements for de-recognition under U.S. GAAP); plus

(f) the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset (except trade payables); plus

(g) any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in clause (c) above; plus

(h) the outstanding principal amount of any indebtedness of any person of a type referred to in the above clauses of this definition which is the subject of a guarantee given by Tsakos Energy Navigation Limited to the extent that such guaranteed indebtedness is determined and given a value in respect of Tsakos Energy Navigation Limited on a consolidated basis in accordance with US GAAP; less

(i) Cash and Cash Equivalents; less

(j) Non-Recourse Liabilities.

Notwithstanding the foregoing, “Total Borrowings” shall not include any of the following:

(a) indebtedness or obligations arising from derivative transactions, such as protecting against interest rate or currency fluctuations; and

(b) indebtedness under any vessel construction or ship purchase agreement (including novation and assignment and assumption agreements) that Tsakos Energy Navigation Limited is required to record on its books under U.S. GAAP even though Tsakos Energy Navigation Limited is no longer the legal owner of the vessel or legally obligated to take delivery of the vessel.

“U.S. GAAP” means generally accepted accounting principles in the United States of America.

Interpretation

For purposes of the foregoing provisions and definitions, any accounting term, phrase, calculation, determination or treatment used, required or referred to in this “Certain Covenants” subsection is to be construed in accordance with U.S. GAAP in effect as in effect from time to time.

Book-Entry System

We expect that all Series C Preferred Shares offered hereby will be represented by a single certificate issued to The Depository Trust Company (The Depository Trust Company, and its successors or assigns or any other securities depository selected by us, is referred to in this prospectus supplement as the “Securities Depository”) and registered in the name of its nominee (initially, Cede & Co.) We expect that the Series C Preferred Shares offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series C Preferred Shares offered hereby will be entitled to receive a certificate evidencing such shares, unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series C Preferred Shares will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series C Preferred Shares, each purchaser of Series C Preferred Shares must rely on (1) the procedures of the Securities Depository and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series C Preferred Shares and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series C Preferred Shares.

So long as the Securities Depository (or its nominee) is the sole holder of the Series C Preferred Shares, no beneficial holder of the Series C Preferred Shares will be deemed to be a shareholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series C Preferred Shares, whether as a holder of the Series C Preferred Shares for its own account or as a nominee for another holder of the Series C Preferred Shares.

BERMUDA COMPANY CONSIDERATIONS

Our corporate affairs are governed by our memorandum of association and bye-laws and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their stockholders. The below description of Bermuda law generally applies to common shareholders, and the voting and other rights of holders of Series C Preferred Shares are summarized in the section entitled “Description of Series C Preferred Shares” which is subject to, and qualified in its entirety by reference to, the provisions of our Memorandum of Association, including the Certificate of Designation designating the Series C Preferred Shares (the “Certificate of Designation”) and setting forth the rights, preferences and limitations of the Series C Preferred Shares.

Bermuda	Delaware
Shareholder Meetings

•     May be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

• May be held in or outside Bermuda.	• May be held in or outside of Delaware.

• Notice:	• Notice:

– Shareholders must be given at least five days’ advance notice of a general meeting, but the unintentional failure to give notice to any person does not invalidate the proceedings at a meeting.	– Written notice shall be given not less than 10 nor more than 60 days before the meeting.

– Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

–       Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s Voting Rights

• Shareholders may act by written consent to elect directors. Shareholders may not act by written consent to remove a director or auditor.	• With limited exceptions, stockholders may act by written consent to elect directors.

•     Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

• Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

• The voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a	• For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares

quorum and a general meeting of the members of the company may be held with only one individual present if the requirement for a quorum is satisfied.	entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

•     Our bye-laws provide that when a quorum is once present in general meeting it shall be broken by the subsequent withdrawal of a shareholder if, as a result of such withdrawal, the requirement for a quorum is no longer satisfied.

• When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

• The bye-laws may provide for cumulative voting.	• The certificate of incorporation may provide for cumulative voting.

•     The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company.

•     Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

•     Every company may at any meeting of its board of directors sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and in the best interests of the company to do so when authorized by a resolution adopted by the holders of a majority of issued and outstanding shares of a company entitled to vote.

•     Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

•     Any company which is the wholly owned subsidiary of a holding company, or one or more companies which are wholly owned subsidiaries of the same holding company, may amalgamate without the vote or consent of shareholders provided that the approval of the board of directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

•     Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

• Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.

•     Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors

• The board of directors must consist of at least one director.	• The board of directors must consist of at least one member.

• The maximum number of directors may be determined by the shareholders at the annual general meeting or in such other manner as the bye-laws may provide.

•     Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

• Removal:

–       As noted above, the general rule is that shareholder resolutions may be passed by a simple majority of votes cast. Our bye-laws provide that any director may be removed by the shareholders whether with or without cause by a resolution approved by 80% of the shareholders present and voting. A director elected by the holders of Class B Preferred Shares may only be removed by the Class B Preferred Shares, or by the board of directors for cause.

– Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

– In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Dissenter’s Rights of Appraisal

• A dissenting shareholder (that did not vote in favor of the amalgamation) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.	• With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

•     The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Shareholder’s Derivative Actions

•     Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

•     In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

TAX CONSIDERATIONS

Taxation of Tsakos Energy Navigation Limited

We believe that none of our income will be subject to tax in Bermuda, which currently has no corporate income tax, or by other countries in which we conduct activities or in which our customers are located, excluding the United States. However, this belief is based upon the anticipated nature and conduct of our business which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, payments due to us from our customers may be subject to withholding tax or other tax claims in amounts that exceed the taxation that we might have anticipated based upon our current and anticipated business practices and the current tax regime.

Bermuda tax considerations

Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda, under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended (the “Exempted Undertakings Act”), assurance that, in the event that Bermuda enacts any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to us or to any of our operations, or to the shares, capital or common stock of Tsakos Energy Navigation Limited, until March 31, 2035. This assurance does not, however, prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda or on any person ordinarily resident in Bermuda. We pay an annual government fee on our authorized share capital and share premium, which for 2013 is $10,455.

Under current Bermuda law, shareholders not ordinarily resident in Bermuda will not be subject to any income, withholding or other taxes or stamp or other duties upon the issue, transfer or sale of Series C Preferred Shares or on any payments made on Series C Preferred Shares.

United States federal income tax considerations

The following summary of United States federal income tax matters is based on the Internal Revenue Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States department of the treasury, all of which are subject to change, possibly with retroactive effect. This discussion does not address any United States local or state taxes.

The following is a summary of the material United States federal income tax considerations that apply to (1) our operations and the operations of our vessel-operating subsidiaries and (2) the acquisition, ownership and disposition of Series C Preferred Shares by a shareholder that is a United States holder. This summary is based upon our beliefs and expectations concerning our past, current and anticipated activities, income and assets and those of our subsidiaries, the direct, indirect and constructive ownership of our shares and the trading and quotation of our shares. Should any such beliefs or expectations prove to be incorrect, the conclusions described herein could be adversely affected. For purposes of this discussion, a United States holder is a beneficial owner of Series C Preferred Shares who or which is:

•	An individual citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions; or

•	An estate or trust the income of which is subject to United States federal income taxation regardless of its source.

This summary deals only with Series C Preferred Shares that are held as capital assets by a United States holder, and does not address tax considerations applicable to United States holders that may be subject to special tax rules, such as:

•	Dealers or traders in securities or currencies;

•	Financial institutions;

•	Insurance companies;

•	Tax-exempt entities;

•	United States holders that hold Series C Preferred Shares as a part of a straddle or conversion transaction or other arrangement involving more than one position;

•	United States holders that own, or are deemed for United States tax purposes to own, ten percent or more of the total combined voting power of all classes of our voting stock;

•	A person subject to United States federal alternative minimum tax;

•	A partnership or other entity classified as a partnership for United States federal income tax purposes;

•	United States holders that have a principal place of business or “tax home” outside the United States; or

•	United States holders whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code and regulations, administrative pronouncements and judicial decisions as of the date of this Annual Report; any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

Because United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you and your particular situation. Accordingly, you are advised to consult your own tax advisor as to the United States federal, state, local and other tax consequences of investing in the Series C Preferred Shares.

Taxation of our operations

In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We do not expect that we or any of our subsidiaries will engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883, we and our subsidiaries will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	We and the relevant subsidiary are each organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and either

•	More than 50% of the value of our stock is owned, directly or indirectly, by “qualified stockholders,” individuals who are (i) “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States and (ii) satisfy certain documentation requirements, which we refer to as the “50% Ownership Test,” or

•	Our common shares are “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

We believe that each of Bermuda, Cyprus, Liberia and Panama, the jurisdictions where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we believe that we and each of our subsidiaries will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

Due to the widely-held nature of our stock, we will have difficulty satisfying the 50% Ownership Test. Our ability to satisfy the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on one or more established securities markets in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares, which prior to the issuance of our Series B Preferred Shares and our Series C Preferred Shares were our sole class of our issued and outstanding shares, were “primarily traded” on an established securities market in the United States (the New York Stock Exchange) in 2012 and we expect that will continue to be the case in subsequent years. We also expect that our Series B Preferred Shares and our Series C Preferred Shares will be “primarily traded” on an established securities market in the United States (the New York Stock Exchange).

Under the regulations, our stock will be considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market, which we refer to as the listing requirement. Since our common shares, which were our sole class of issued and outstanding shares, were listed on the New York Stock Exchange throughout 2012, we satisfied the listing requirement for 2012. We expect that we will continue to do so, with respect to our common shares, for subsequent years, and that our Series B Preferred Shares and our Series C Preferred Shares also will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing requirement (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe our common shares satisfied the trading frequency and trading volume tests for 2012 and will also do so in subsequent years. We also expect, although there can be no assurance, that our Series B Preferred Shares and our Series C Preferred Shares

will meet the trading frequency and trading volume tests. For so long as the aggregate value of our common shares exceeds the aggregate value of our Series B Preferred and our Series C Preferred Shares, if our common shares meeting the trading frequency and trading volume tests, our Series B Preferred and our Series C Preferred Shares do not need to meet these tests (and, if the aggregate value of our common shares and either our Series B Preferred Shares or our Series C Preferred Shares meet the trading frequency and trading volume tests, the other series of our preferred shares would not need to meet these tests). Even if these tests were not satisfied, with respect to either our common shares or our Series B Preferred and our Series C Preferred Shares, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we believe was the case with our common shares in 2012 and we expect to be the case with our common shares, our Series B Preferred Shares and our Series C Preferred Shares in subsequent years, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that our common shares, our Series B Preferred Shares or Series C Preferred Shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of our outstanding common shares or Series C Preferred Shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common shares, Series B Preferred Shares or Series C Preferred Shares, which we refer to as the “5 Percent Override Rule.” For so long as the aggregate value of our common shares exceeds the aggregate value of Series B Preferred Shares and our Series C Preferred Shares, if our common shares meeting the “regularly traded” test, our Series B Preferred Shares and our Series C Preferred Shares do not need to meet this test.

For purposes of being able to determine the persons who own 5% or more of our stock, or “5% Stockholders,” the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our common shares or, if the Series B Preferred Shares or the Series C Preferred Shares are then entitled to vote, our Series B Preferred Shares or our Series C Preferred Shares. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes. Until such time, if any, as the Series B Preferred Shares or the Series C Preferred Shares are entitled to vote, because Schedule 13G and Schedule 13D filings are only required for voting stock, it could be difficult to determine 5% Stockholders of our Series B shares or our Series C Preferred Shares.

In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if we can establish, in accordance with specified ownership certification procedures, that a sufficient portion of the common shares, Series B Preferred Shares or Series C Preferred Shares within the closely-held block are owned, actually or under applicable constructive ownership rules, by qualified shareholders for purposes of Section 883 to preclude the common shares, Series B Preferred Shares or Series C Preferred Shares in the closely-held block that are not so owned from constituting 50% or more of the our common shares or Series C Preferred Shares for more than half the number of days during the taxable year.

We do not believe that we were subject to the 5 Percent Override Rule for 2012. Therefore, we believe that we satisfied the Publicly-Traded Test for 2012. However, there is no assurance that we will continue to satisfy the Publicly-Traded Test. If we were to be subject to the 5 Percent Override Rule for any tax year, then our ability and that of our subsidiaries to qualify for the benefits of Section 883 would depend upon our ability to establish, in accordance with specified ownership certification procedures, that a sufficient portion of the common shares, Series B Preferred Shares or Series C Preferred Shares within the closely-held block are owned, actually or under applicable constructive ownership rules, by qualified shareholders for purposes of Section 883, to preclude the common shares, Series B Preferred Shares or Series C Preferred Shares in the closely-held block that are not so owned from constituting 50% or more of the our common shares, Series B Preferred Shares or Series C Preferred Shares for more than half the number of days during the tax year. Since there can be no assurance that we would be able to establish these requirements, there can be no assurance that we or our subsidiaries will qualify for the benefits of Section 883 for any subsequent tax year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Internal Revenue Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, we do not expect that more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income or that of any of our subsidiaries is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we or our subsidiaries may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

U.S.-source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

•	We or one of our subsidiaries has, or is considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	(i) in the case of shipping income other than that derived from bareboat charters, substantially all of our or such subsidiary’s U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States and (ii) in the case of shipping income from bareboat charters, substantially all of our or such subsidiary’s income from bareboat charters is attributable to a fixed place of business in the U.S.

We do not intend that we or any of our subsidiaries will have any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of the U.S.-source shipping income of us or our subsidiaries will be “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we or our subsidiaries qualify for exemption under Section 883, we and our subsidiaries will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us or our subsidiaries will be considered to occur outside of the United States.

United States Holders

Distributions

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” distributions that we make with respect to the Series C Preferred Shares, other than distributions in liquidation and distributions in redemption of stock that are treated as exchanges, will be taxed to United States holders as dividend income to the extent that the distributions do not exceed our current and accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions, if any, in excess of our current and accumulated earnings and profits will constitute a nontaxable return of capital to a United States holder and will be applied against and reduce the United States holder’s tax basis in its Series C Preferred Shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the tax basis of the United States holder in its Series C Preferred Shares, the excess generally will be treated as capital gain.

Qualifying dividends received by individuals are eligible for taxation at capital gains rates (currently 20% for individuals not eligible for a lower rate). We are a non-United States corporation for U.S. federal income tax purposes. Dividends paid by a non-United States corporation are eligible to be treated as qualifying dividends only if (i) the non-United States corporation is incorporated in a possession of the United States, (ii) the non- United States corporation is eligible for the benefits of a comprehensive income tax treaty with the United States or (iii) the stock with respect to which the dividends are paid is “readily tradable on an established securities market in the United States.” We will not satisfy either of the conditions described in clauses (i) and (ii) of the preceding sentence. We expect that distributions on our Series C Preferred Shares that are treated as dividends will qualify as dividends on stock that is “readily tradable on an established securities market in the United States” so long as our Series C Preferred Shares are traded on the New York Stock Exchange. In addition, dividends paid by a non-United States corporation will not be treated as qualifying dividends if the non-United States corporation is a “passive foreign investment company” (a “PFIC”) for the taxable year of the dividend or the prior taxable year. Our potential treatment as a PFIC is discussed below under the heading “—Passive Foreign Investment Company Considerations.” A dividend will also not be treated as a qualifying dividend to the extent that (i) the shareholder does not satisfy a holding period requirement that generally requires that the shareholder hold the shares on which the dividend is paid for more than 60 days during the 121-day period that begins on the date which is sixty days before the date on which the shares become ex-dividend with respect to such dividend, (ii) the shareholder is under an obligation to make related payments with respect to substantially similar or related property or (iii) such dividend is taken into account as investment income under Section 163(d)(4)(b) of the Internal Revenue Code. Legislation has been proposed in the United States Congress which, if enacted in its current form, would likely cause dividends on our shares to be ineligible for the preferential tax rates described above. There can be no assurance regarding whether, or in what form, such legislation will be enacted.

Special rules may apply to any “extraordinary dividend,” generally with respect to preferred shares a dividend in an amount which is equal to or in excess of five percent of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a Series C Preferred Share paid by us. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value in certain circumstances). If we pay an “extraordinary dividend” on our Series C Preferred Shares and such dividend is treated as “qualified dividend income,” then any loss derived by a U.S. individual holder from the sale or exchange of such Series C Preferred Shares will be treated as long-term capital loss to the extent of such dividend.

Because we are not a United States corporation, a United States holder that is a corporation (or a United States entity taxable as a corporation) will not be entitled to claim a dividends received deduction with respect to any distributions paid by us.

Dividend income derived with respect to the Series C Preferred Shares generally will constitute portfolio income for purposes of the limitation on the use of passive activity losses, and, therefore, generally may not be offset by passive activity losses, and, unless treated as qualifying dividends as described above, investment income for purposes of the limitation on the deduction of investment interest expense. Dividends that we pay will not be eligible for the dividends received deduction generally allowed to United States corporations under Section 243 of the Internal Revenue Code.

For foreign tax credit purposes, if at least 50 percent of our stock by voting power or by value is owned, directly, indirectly or by attribution, by United States persons, then, subject to the limitation described below, a portion of the dividends that we pay in each taxable year will be treated as U.S.-source income, depending in general upon the ratio for that taxable year of our U.S.-source earnings and profits to our total earnings and profits. The remaining portion of our dividends (or all of our dividends, if we do not meet the 50 percent test described above) will be treated as foreign-source income and generally will be treated as passive category income or, in the case of certain types of United States holders, general category income for purposes of computing allowable foreign tax credits for United States federal income tax purposes. However, if, in any taxable year, we have earnings and profits and less than ten percent of those earnings and profits are from United States sources, then, in general, dividends that we pay from our earnings and profits for that taxable year will be treated entirely as foreign-source income. Where a United States holder that is an individual receives a dividend on our shares that is a qualifying dividend (as described in the second preceding paragraph), special rules will apply that will limit the portion of such dividend that will be included in such individual’s foreign source taxable income and overall taxable income for purposes of calculating such individual’s foreign tax credit limitation.

Sale or exchange

Subject to the discussion below under “—Passive Foreign Investment Company Considerations,” upon a sale or exchange of Series C Preferred Shares to a person other than us or certain entities related to us, a United States holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the United States holder’s adjusted tax basis in the Series C Preferred Shares. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the United States holder has held the Series C Preferred Shares for more than one year.

Gain or loss realized by a United States holder on the sale or exchange of Series C Preferred Shares generally will be treated as U.S.-source gain or loss for United States foreign tax credit purposes. A United States holder’s ability to deduct capital losses against ordinary income is subject to certain limitations.

Passive Foreign Investment Company Considerations

PFIC classification. Special and adverse United States tax rules apply to a United States holder that holds an interest in a PFIC. In general, a PFIC is any foreign corporation, if (1) 75 percent or more of the gross income of the corporation for the taxable year is passive income (the “PFIC income test”) or (2) the average percentage of assets held by the corporation during the taxable year that produce passive income or that are held for the production of passive income is at least 50 percent (the “PFIC asset test”). In applying the PFIC income test and the PFIC asset test, a corporation that owns, directly or indirectly, at least 25 percent by value of the stock of a second corporation must take into account its proportionate share of the second corporation’s income and assets. Income we earn, or are deemed to earn, in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute passive income (unless we are treated under certain special rules as deriving our rental income in the active conduct of a trade or business).

If a corporation is classified as a PFIC for any year during which a United States person is a shareholder, then the corporation generally will continue to be treated as a PFIC with respect to that shareholder in all succeeding years, regardless of whether the corporation continues to meet the PFIC income test or the PFIC asset test, subject to elections to recognize gain that may be available to the shareholder.

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.2d 299 (5th Cir. 2009), the United States Court of Appeals for the Fifth Circuit held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. In a recent published guidance, however, the Internal Revenue Service (the “IRS”) states that it disagrees with the holding in Tidewater, and specifies that time charters should be treated as service contracts. On this basis, we do not believe that we were treated as a PFIC for our most recent taxable year or that we will be treated as a PFIC for any subsequent taxable year. This conclusion is based in part upon our beliefs regarding our past assets and income and our current projections and expectations as to our future business activity, including, in particular, our expectation that the proportion of our income derived from bareboat charters will not materially increase. However, we have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

Consequences of PFIC Status. As discussed below, if we were to be treated as a PFIC for any taxable year, a United States holder generally would be subject to one of three different U.S. income tax regimes, depending on whether or not the United States holder makes certain elections. Additionally, the United States holder would be required to file an annual information report with the IRS.

Taxation of United States Holders that Make No Election. If we are treated as a PFIC for any taxable year during which a United States holder holds our Series C Preferred Shares, then, subject to the discussion of the qualified electing fund (“QEF”) and mark-to-market rules below, the United States holder will be subject to a special and adverse tax regime in respect of (1) gains realized on the sale or other disposition of our Series C Preferred Shares and (2) distributions on our Series C Preferred Shares to the extent that those distributions are treated as excess distributions. An excess distribution generally includes dividends or other distributions received from a PFIC in any taxable year of a United States holder to the extent that the amount of those distributions exceeds 125 percent of the average distributions made by the PFIC during a specified base period (or, if shorter, the United States holder’s holding period for the shares). A United States holder that is subject to the PFIC rules (1) will be required to allocate excess distributions received in respect of our Series C Preferred Shares and gain realized on the sale of Series C Preferred Shares to each day during the United States holder’s holding period for the Series C Preferred Shares, (2) will be required to include in income as ordinary income the portion of the excess distribution or gain that is allocated to the current taxable year and to certain pre-PFIC years, and (3) will be taxable at the highest rate of taxation applicable to ordinary income for the prior years, other than pre-PFIC years, to which the excess distribution or gain is allocable, without regard to the United States holder’s other items of income and loss for such prior taxable years (“deferred tax”). The deferred tax for each prior year will be increased by an interest charge for the period from the due date for tax returns for the prior year to the due date for tax returns for the year of the excess distribution or gain, computed at the rates that apply to underpayments of tax. Pledges of PFIC shares will be treated as dispositions for purposes of the foregoing rules. In addition, a United States holder who acquires Series C Preferred Shares from a decedent generally will not receive a stepped-up basis in the Series C Preferred Shares. Instead, the United States holder will have a tax basis in the Series C Preferred Shares equal to the lower of the fair market value of the Series C Preferred Shares and the decedent’s basis.

If we are treated as a PFIC for any taxable year during which a United States holder holds our Series C Preferred Shares and one of our subsidiaries also qualifies as a PFIC for such year, then such United States holder may also be subject to the PFIC rules with respect to its indirect interest in such subsidiary. No mark-to-market election will be available with respect to the indirect interest in the shares of such subsidiary and we currently do not intend to comply with reporting requirements necessary to permit the making of QEF elections in such circumstances.

Taxation of United States Holders that Make a QEF Election. In some circumstances, a United States holder may avoid the unfavorable consequences of the PFIC rules by making a QEF election with respect to us. A QEF election effectively would require an electing United States holder to include in income currently its pro rata share of our ordinary earnings and net capital gain. However, a United States holder cannot make a QEF election with respect to us unless we comply with certain reporting requirements and we currently do not intend to provide the required information.

Taxation of United States Holders that Make a Mark-to-Market Election. A United States holder that holds “marketable” stock in a PFIC may, in lieu of making a QEF election, avoid some of the unfavorable consequences of the PFIC rules by electing to mark the PFIC stock to market as of the close of each taxable year. The Series C Preferred Shares will be treated as marketable stock for a calendar year if the Series C Preferred Shares are traded on the New York Stock Exchange, in other than de minimis quantities, on at least 15 days during each calendar quarter of the year. A United States holder that makes the mark-to-market election generally will be required to include in income each year as ordinary income an amount equal to the increase in value of the Series C Preferred Shares for that year, regardless of whether the United States holder actually sells the Series C Preferred Shares. The United States holder generally will be allowed a deduction for the decrease in value of the Series C Preferred Shares for the taxable year, to the extent of the amount of gain previously included in income under the mark-to-market rules, reduced by prior deductions under the mark-to-market rules. Any gain from the actual sale of the PFIC stock will be treated as ordinary income, and any loss will be treated as ordinary loss to the extent of net mark-to-market gains previously included in income and not reversed by prior deductions.

Other PFIC Elections. If a United States holder held our stock during a period when we were treated as a PFIC, but the United States holder did not have a QEF election in effect with respect to us, then in the event that we failed to qualify as a PFIC for a subsequent taxable year, the United States holder could elect to cease to be subject to the rules described above with respect to those shares by making a “deemed sale” or, in certain circumstances, a “deemed dividend” election with respect to our stock. If the United States holder makes a deemed sale election, the United States holder will be treated, for purposes of applying the rules described above under the heading “consequences of PFIC status”, as having disposed of our stock for its fair market value on the last day of the last taxable year for which we qualified as a PFIC (the “termination date”). The United States holder would increase his, her or its basis in such common stock by the amount of the gain on the deemed sale described in the preceding sentence. Following a deemed sale election, the United States holder would not be treated, for purposes of the PFIC rules, as having owned the common stock during a period prior to the termination date when we qualified as a PFIC.

If we were treated as a “controlled foreign corporation” for United States federal income tax purposes for the taxable year that included the termination date, then a United States holder could make a “deemed dividend” election with respect to our common stock. If a deemed dividend election is made, the United States holder is required to include in income as a dividend his, her or its pro rata share (based on all of our stock held by the United States holder, directly or under applicable attribution rules, on the termination date) of our post-1986 earnings and profits as of the close of the taxable year that includes the termination date (taking only earnings and profits accumulated in taxable years in which we were a PFIC into account). The deemed dividend described in the preceding sentence is treated as an excess distribution for purposes of the rules described above under the heading “consequences of PFIC status.” The United States holder would increase his, her or its basis in our stock by the amount of the deemed dividend. Following a deemed dividend election, the United States holder would not be treated, for purposes of the PFIC rules, as having owned the stock during a period prior to the termination date when we qualified as a PFIC. For purposes of determining whether the deemed dividend election is available, we generally will be treated as a controlled foreign corporation for a taxable year when, at any time during that year, United States persons, each of whom owns, directly or under applicable attribution rules, shares having 10% or more of the total voting power of our stock, in the aggregate own, directly or under applicable attribution rules, shares representing more than 50% of the voting power or value of our stock.

A deemed sale or deemed dividend election must be made on the United States holder’s original or amended return for the shareholder’s taxable year that includes the termination date and, if made on an amended return, such amended return must be filed not later than the date that is three years after the due date of the original return for such taxable year. Special rules apply where a person is treated, for purposes of the PFIC rules, as indirectly owning our common stock.

You are urged to consult your own tax advisor regarding our possible classification as a PFIC, as well as the potential tax consequences arising from the ownership and disposition, directly or indirectly, of interests in a PFIC.

Unearned Income Medicare Contribution Tax

Certain United States holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. You are encouraged to consult your own tax advisors regarding the effect, if any, of this tax on the ownership and disposition of our Series C Preferred Shares.

Additional Disclosure Requirement

U.S. individuals that hold certain specified foreign financial assets with value in excess of reporting thresholds of $50,000 or more (which include shares in a foreign corporation) are subject to U.S. return disclosure requirements (and related penalties for failure to disclose). Such U.S. individuals are required to file IRS Form 8938, listing these assets, with their U.S. Federal income tax returns. You are encouraged to consult your own tax advisors concerning the filing of IRS Form 8938.

Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and backup withholding unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our Series C Preferred Shares, other than underwriting discounts and commissions, as follows:

Printing and Engraving Expenses	$40,000
Legal Fees and Expenses	125,000
Accountants’ Fees and Expenses	60,000
The New York Stock Exchange Listing Fee	55,000
Transfer Agent Fees and Expenses	5,500
Miscellaneous Costs	80,500

Total	$366,000

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2013, we have agreed to sell to the underwriters named below, for whom UBS Securities LLC and Morgan Stanley & Co. LLC are acting as representatives (the “Representatives”), the following respective numbers of Series C Preferred Shares offered under this prospectus supplement:

Underwriter	Number of Shares
UBS Securities LLC
Morgan Stanley & Co. LLC
Jefferies LLC
Incapital LLC
DNB Markets, Inc.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all Series C Preferred Shares in the offering if any are purchased, other than those Series C Preferred Shares covered by the option to purchase additional shares described below.

We have granted to the underwriters a 30-day option to purchase up to              additional Series C Preferred Shares at a price of $         per share.

The underwriters propose to offer the Series C Preferred Shares at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $         per Series C Preferred Share. The underwriters and selling group members may allow a discount of $         per Series C Preferred Share on sales to other broker/dealers. After the public offering, the representative may change the public offering price and concession and discount to broker/dealers.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to              additional Series C Preferred Shares.

Total
	Per Share	No Exercise	Full Exercise
Purchase price	$	$	$
Underwriting discounts and commissions to be paid by us (1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	We have agreed to reimburse the underwriters for certain accountable expenses in connection with this offering in an amount not exceeding $10,000.

The estimated offering expenses payable by us, exclusive of underwriting discounts and commissions, are approximately $366,000.

We have agreed that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any preferred shares or any securities substantially similar to Series C Preferred Shares, including securities convertible into or exchangeable or exercisable for any preferred shares, or publicly disclose the intention to make any offer, sale, issuance, pledge, disposition or filing, without the prior written consent of the Representatives for a period of 90 days after the date of this prospectus supplement, except grants of employee stock options pursuant to the terms of a plan in effect on the date of this prospectus or issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the Representatives waive, in writing, such an extension.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

No market currently exists for our Series C Preferred Shares. We intend to apply to list our Series C Preferred Shares on the New York Stock Exchange under the symbol “TNP PR C”. If the application is approved, trading of the Series C Preferred Shares is expected to commence within 30 days after the initial delivery of the Series C Preferred Shares. The underwriters have advised us that they intend to make a market in the Series C Preferred Shares prior to commencement of any trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series C Preferred Shares.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of Series C Preferred Shares in excess of the number of Series C Preferred Shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Series C Preferred Shares over-allotted by the underwriters is not greater than the number of Series C Preferred Shares that they may purchase in their option to purchase additional shares. In a naked short position, the number of Series C Preferred Shares involved is greater than the number of Series C Preferred Shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing Series C Preferred Shares in the open market.

•	Syndicate covering transactions involve purchases of the Series C Preferred Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Series C Preferred Shares to close out the short position, the underwriters will consider, among other things, the price of Series C Preferred Shares available for purchase in the open market as compared to the price at which they may purchase Series C Preferred Shares through their option to purchase additional shares. If the underwriters sell more Series C Preferred Shares than could be covered by their option to purchase additional shares, a naked short position, the position can only be closed out by buying Series C Preferred Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Series C Preferred Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Series C Preferred Shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series C Preferred Shares or preventing or retarding a decline in the market price of our Series C Preferred Shares. As a result the price of our Series C Preferred Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

The underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to the company, for which they have received or will receive customary fees and expenses. In particular, an affiliate of DNB Markets, Inc. has extended a senior secured loan to us. In addition, Incapital LLC and DNB Markets, Inc. each acted as an underwriter in connection with the offering of our Series B Preferred Shares and Jefferies LLC is acting as our agent in connection with our ongoing at the market equity sales program.

Bermuda

The Series C Preferred Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 and the Exchange Control Act 1972, and related regulations of Bermuda which regulate the sale of securities in Bermuda. In addition, specific permission is required from the Bermuda Monetary Authority (the “BMA”) pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities of Bermuda companies, other than in cases where the BMA has granted a general permission. The BMA in its policy dated June 1, 2005 provides that where any equity securities, including our Series C Preferred Shares, of a Bermuda company are listed on an appointed stock exchange, general permission is given for the issue and subsequent transfer of any securities of a company from and/or to a non-resident, for as long as any equities securities of such company remain so listed. The New York Stock Exchange is deemed to be an appointed stock exchange under Bermuda law.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Series C Preferred Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Series C Preferred Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Series C Preferred Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Series C Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Series C Preferred Shares to be offered so as to enable an investor to decide to purchase any Series C Preferred Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and any other material described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as relevant persons ). The Series C Preferred Shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such Series C Preferred Shares will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

LEGAL MATTERS

The validity of the Series C Preferred Shares and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by our counsel to Bermuda law, Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain other legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2012, and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at 11th km National Road Athens-Lamia, Athens, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the SEC. This prospectus supplement is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-(800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on April 29, 2013;*

•	Our Reports on Form 6-K filed with the SEC on May 10, 2013, August 6, 2013 and September 19, 2013;*

•	The description of our common shares incorporated in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002;

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005; and

•	The description of our 8.00% Series B cumulative redeemable perpetual preferred shares in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on May 9, 2013.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

*	Pursuant to Rule 406T of Regulation S-T, the interactive data files contained in such document are deemed not filed or part of this prospectus, or the registration statement of which this prospectus forms a part, for purposes of sections 11 or 12 of the Securities Act, are deemed not filed for purposes of Section 18 of the Exchange Act, and otherwise are not subject to liability under those sections.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel: 011 30 210 94 07710

Attention: George Saroglou

Information Provided by the Company

We will furnish, on request, holders of our Series C Preferred Shares with annual reports containing audited financial statement and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a foreign private issuer, we are exempt under the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Liberia, Panama or Greece. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual Survey. The inspection of a ship pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Ballast. A voyage during which the ship is not laden with cargo.

Bareboat Charter. A charter of a ship under which the shipowner is usually paid a fixed amount of charter hire for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the ship and for the management of the ship, including crewing. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers. Heavy fuel and diesel oil used to power a ship’s engines.

Charter. The hire of a ship for a specified period of time or a particular voyage to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a charterparty.

Charterer. The party that hires a ship for a period of time or for a voyage.

Classification society. An independent organization that certifies that a ship has been built and maintained according to the organization’s rules for that type of ship and complies with the applicable rules and regulations of the country of the ship’s registry and the international conventions of which that country is a member. A ship that receives its certification is referred to as being “in-class.”

Contracts of Affreightment. A contract for multiple employments that provides for periodic market-related adjustments, sometimes within prescribed ranges, to the charter rates.

Demurrage. Typically, the charterer is responsible for any delay at the loading or discharging ports on voyage charters and, depending on the charter terms is obliged to pay a pre-determined rate (demurrage), per day for such delays.

Dry-docking. The removal of a ship from the water for inspection and repair of those parts of a ship that are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Dry-dockings for tankers are required once every five years for a Special Survey (see below Intermediate Survey/Special Survey).

Gross ton. A unit of measurement for the total enclosed space within a ship equal to 100 cubic feet or 2.831 cubic meters.

Hire rate. The payment to the shipowner from the charterer for the use of the vessel.

Hull. Shell or body of a ship.

IMO. International Maritime Organization, a United Nations agency that issues international standards for shipping.

Intermediate Survey. The inspection of a ship by a classification society surveyor that is scheduled to take place 30 months after each Special Survey following the second Special Survey.

Newbuilding. A new ship under construction or just completed.

Off-hire. The period in which a ship is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, dry-docking and surveys (whether or not scheduled), voyages to dry-dock and relocation voyages.

Protection and indemnity insurance. Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

Scrapping. The sale of a ship as scrap metal for recycling purposes.

Special survey. The inspection of a ship by a classification society surveyor that takes place every five years, as part of the recertification of the ship by a classification society.

Spot market. The market for immediate chartering of a ship, usually for single voyages.

Time charter. A charter under which the shipowner hires out a ship for a specified period of time. The shipowner is responsible for providing the crew and paying ship operating expenses while the charterer is responsible for paying the voyage expenses and additional voyage insurance. The shipowner is paid charter hire, which accrues on a daily basis.

Vessel operating expenses. The costs of operating a ship, primarily consisting of crew wages and associated costs, insurance premiums, management fee, lubricants and spare parts, and repair and maintenance costs. Ship operating expenses exclude fuel cost, port expenses, agents’ fees, canal dues and extra war risk insurance, which are included in “voyage expenses,” and commissions.

Voyage charter. A charter under which a shipowner hires out a ship for a specific voyage between the loading port and the discharging port. The shipowner is responsible for paying both ship operating expenses and voyage expenses. The shipowner is paid freight on the basis of the cargo movement between ports.

Voyage expenses. Expenses incurred due to a ship’s traveling from a loading port to a discharging port, such as fuel (bunkers) cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions.

PROSPECTUS

$300,000,000

TSAKOS ENERGY NAVIGATION LIMITED

DEBT SECURITIES

WARRANTS

RIGHTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

COMMON SHARES

PREFERRED SHARES

We may offer debt securities, warrants, rights, depositary shares, purchase contracts, units, common shares or preferred shares from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the other securities so listed. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. The securities offered by the registrants pursuant to this prospectus will have an aggregate public offering price of up to $300,000,000.

In addition, the selling shareholders or their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a periodic report, may offer and sell from time to time up to 21,500,000 common shares. We will not receive any of the proceeds from any such sales of common shares. Such common shares may also be sold in transactions exempt from registration under the Securities Act of 1933, rather than under this prospectus.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common shares are listed on the New York Stock Exchange under the symbol “TNP.”

Our principal offices are located at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece. Our telephone number at such address is 011 30 210 9407710.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 30, 2012.

You should rely only on the information provided in this prospectus and the accompanying prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein and therein by reference contain forward-looking statements based on beliefs of our management. Any statements contained in this prospectus, any prospectus supplement or the documents incorporated herein and therein that are not historical facts are forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events, including:

•	future operating or financial results and future revenues and expenses;

•	future, pending or recent business and vessel acquisitions, business strategy, areas of possible expansion and expected capital spending and our ability to fund such expenditure;

•	operating expenses including the availability of key employees, crew, length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand of crude oil and petroleum products;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the carrying values of our vessels and the potential for any asset impairments;

•	our expectations about the time that it may take to construct and deliver new vessels or the useful lives of our vessels;

•	our continued ability to enter into time charters with our customers and secure profitable employment for our vessels in the spot market;

•	our counterparties, including our charterers, performing their contractual obligations;

•	our expectations relating to dividend payments and our ability to make such payments;

•	our ability to leverage to our advantage the relationships and reputation of Tsakos Columbia Shipmanagement within the shipping industry;

•	our anticipated general and administrative expenses;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	global and regional political conditions;

•	tanker, product carrier and LNG carrier supply and demand; and

•	other factors discussed in the “Risk Factors” in our Annual Report on Form 20-F.

The words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “potential,” “should” and “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. These forward-looking statements are not statements of historical fact and represent only our management’s belief as of the date hereof, and involve risks and uncertainties that could cause actual results to differ materially and inversely from expectations expressed in or indicated by the forward-

looking statements. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, supply and demand for crude oil carriers and product tankers and LNG carriers, charter rates and vessel values, supply and demand for crude oil, petroleum products and LNG, accidents, collisions and spills, environmental and other government regulation, the availability of debt financing, fluctuation of currency exchange and interest rates and the other risks and uncertainties are discussed more fully under “Item 3. Key Information — Risk Factors” in our Annual Report on Form 20-F most recently filed with the U.S. Securities and Exchange Commission (“SEC”) and in our other filings with the SEC. We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve certain risks. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F, and in any Reports on Form 6-K we subsequently file which are incorporated herein by reference and in the accompanying prospectus supplement before investing in any securities that may be offered.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda company and our subsidiaries are organized under the laws of Liberia or Panama. Most of our directors and executive officers are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our subsidiaries or those of our directors and officers who are not resident here or to realize against them judgments obtained in the United States courts. In addition, you should not assume that courts in countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located:

•	would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon civil liabilities provisions of applicable U.S. federal and state securities laws; or

•	would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell from time to time any combination of the securities described in this prospectus having an aggregate public offering price of $300,000,000 and any selling shareholders may sell up to 21,500,000 common shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. When we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

Consent under the Exchange Control Act of 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our shares and other securities to and between persons non-resident of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Tsakos Energy Navigation Limited and certain material terms of the securities that may be offered that are known as of the date of this prospectus. When we use the words “the Company,” “we,” “us,” “ours” and “our,” we are referring to Tsakos Energy Navigation Limited. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find Additional Information” for information about us, including our financial statements.

Our Company

Tsakos Energy Navigation Limited is a leading provider of international energy transportation services for crude oil, petroleum products and LNG. We believe that we have established a reputation as a safe, cost efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, has contributed to our ability to attract world-class energy producers as customers and to our success in obtaining charter renewals.

Our fleet is managed by Tsakos Energy Management Limited, or Tsakos Energy Management, a company owned by our chief executive officer. Tsakos Energy Management, which performs its services exclusively for our benefit, provides us with strategic advisory, financial, accounting and administrative services, while subcontracting the commercial management of our business to Tsakos Shipping & Trading, S.A. or Tsakos Shipping. In its capacity as commercial manager, Tsakos Shipping manages vessel purchases and sales and identifies and negotiates charter opportunities for our fleet. Since June 30, 2010, Tsakos Energy Management has subcontracted the technical and operational management of our fleet to Tsakos Columbia Shipmanagement S.A., or TCM. TCM was formed in February 2010 by Tsakos family interests and a German private company, the owner of the ship management company Columbia Shipmanagement Ltd., or CSM, as a joint-venture ship management company. In its capacity as technical manager, TCM manages our day-to-day vessel operations, including maintenance and repair, crewing and supervising newbuilding construction. Tsakos Shipping continues to provide commercial management services for our vessels, which include chartering, charterer relations, vessel sale and purchase, and vessel financing.

We are a Bermuda company. Our principal executive office is at 367 Syngrou Avenue, 175 64 P. Faliro, Athens, Greece, and our telephone number from the United States is 011 30 210 9407710.

Summary Consolidated Financial Data

The following table sets forth certain summary consolidated financial data. The summary consolidated statements of income data for the years ended December 31, 2011, 2010 and 2009 and the consolidated balance sheet data as of December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus.

The unaudited summary consolidated statements of income data for the six months ended June 30, 2012 and 2011 and the unaudited summary consolidated balance sheet data as of June 30, 2012 and 2011 have been derived from our unaudited consolidated financial statements, which have been prepared on a basis consistent with our annual audited consolidated financial statements, incorporated by reference into this prospectus. In the opinion of management, such unaudited financial data reflects all adjustments necessary for a fair presentation of results for such periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	For the six months ended June 30,		For the year ended December 31,
	2012	2011	2011	2010	2009
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Revenues	$201,276	$200,505	$395,162	$408,006	$444,926

Net income/(loss)	(14,413)	(8,592)	(88,950)	21,035	30,175

	June 30,		December 31,
	2012	2011	2011	2010	2009
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$212,679		$175,708	$276,637	$296,181

Total assets	2,520,655		2,535,337	2,702,260	2,549,720

Total debt	1,474,166		1,515,663	1,562,467	1,502,574

As more fully discussed in the notes to our unaudited consolidated financial statements as at and for the three and six months ended June 30, 2012 and the accompanying management discussion and analysis (filed on Form 6-K on September 14, 2012), at June 30, 2012, due to the fall in tanker values, our value-to-loan ratios were less than those required in certain of our loan agreements. In such circumstances, upon request from our lenders, we have to either provide the lenders acceptable additional security with a net realizable value at least equal to the shortfall, or prepay an amount that will eliminate the shortfall. If not remedied when requested, these non-compliances would constitute events of default and could result in the lenders requiring immediate repayment of the loans. Therefore, $37.4 million was reclassified as a current liability as of June 30, 2012 ($8.6 million at December 31, 2011) in relation to eleven loans (seven loans at December 31, 2011) together totaling $684.7 million at June 30, 2012 ($451 million at December 31, 2011) which were in non-compliance relating solely to the value-to-loan ratios at each period end without considering the debt that is to be repaid upon sale of the vessels La Madrina and La Prudencia. We do not expect to pay down the loans up to June 30, 2013 beyond the amounts that we have already classified as current liabilities. We have negotiated only one waiver relating to a loan agreement for a subsidiary company in which we have a 51% interest providing for suspension of the requirement for the subsidiary to maintain a specific consolidated leverage ratio through December 31, 2012, and suspension of the requirement to maintain a minimum value-to-loan ratio in full through March 31, 2012, and from April 1, 2012, to maintain a specified minimum value-to-loan ratio each quarter through December 31, 2012. We have not sought any other waivers.

We are in compliance with the other covenants contained in our loan agreements, including a maximum consolidated leverage ratio of 70% and those covenants relating to additional indebtedness, paying dividends, selling vessels and changing the beneficial ownership or management of our vessels, as well as covenants requiring us to maintain minimum liquidity, insurance coverage and operating bank accounts with minimum balances.

The majority of our loan agreements also contain a cross-default provision that may be triggered by a default under one of our other loans. A cross-default provision means that a default on one loan would result in a default on all of our other loans.

The Securities We May Offer

We may use this prospectus to offer any of the following types of securities having an aggregate public offering price of $300,000,000:

•	debt securities;

•	warrants;

•	rights;

•	depositary shares;

•	purchase contracts;

•	units;

•	common shares; and

•	preferred shares.

We may issue securities of the types listed above which are convertible or exchangeable for other securities so listed.

When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement. In addition, any selling shareholders or their pledgees, donees, transferees or other successors in interest, may offer and sell from time to time up to 21,500,000 common shares using this prospectus and any prospectus supplement.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol “TNP”. If any other securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports and other information with the SEC. Such filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any earlier incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document.

This prospectus will be deemed to incorporate by reference the following documents:

•	Our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on April 17, 2012*;

•	Our Reports on Form 6-K, filed with the SEC on July 6, 2012 and September 14, 2012*;

•	The description of our common shares contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on February 8, 2002; and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (File No. 001-31236), filed with the SEC on September 30, 2005.

*	On May 14, 2012 and October 12, 2012, we amended our Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and our Current Report on Form 6-K previously filed on September 14, 2012 relating to the period ended June 30, 2012, respectively, to furnish interactive data files as Exhibit 101 thereto in accordance with Rule 405 of Regulation S-T. These amendments are not incorporated by reference herein.

We will also incorporate by reference any future filings made with the SEC under the Exchange Act after (i) the date of the initial registration statement and prior to the effectiveness of the registration statement and (ii) the date of any prospectus supplement and before the completion of the offering of the securities under the registration statement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and Quarterly Report and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Tel. 011 30 210 94 07710

Attention: George Saroglou

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our unaudited ratios of earnings to fixed charges or the dollar amount (expressed in thousands of United States Dollars) of the coverage deficiency in the case where we incurred losses for the periods indicated, computed using amounts derived from our consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

	(Unaudited)
	Six Months Ended June 30, 2012		Year Ended December 31,
			2011	2010		2009		2008		2007
Ratio of Earnings to Fixed Charges	0.4	x	N/A	1.4	x	1.5	x	3.8	x	3.1	x
Dollar amount of the coverage deficiency	N/A		$37,449	N/A		N/A		N/A		N/A

For the purpose of computing the consolidated ratio of earnings to fixed charges, earnings consist of net income (loss) before minority interest plus interest expensed and amortization of capitalized expenses relating to indebtedness, the interest portion of charter hire expense, amortization of capitalized interest and distributed income of equity investees. Fixed charges consist of interest expensed and capitalized, the interest portion of charter hire expense, and amortization of capitalized expenses relating to indebtedness.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	the acquisition of vessels;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and our new vessel acquisitions.

We will not receive any of the proceeds from any sale of common shares by the selling shareholders, or by their respective pledgees, donees, transferees or other successors in interest.

CAPITALIZATION

Our capitalization will be set forth in our most recent Annual Report on Form 20-F or a Report on Form 6-K which is incorporated herein by reference, or in a prospectus supplement.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

In this section, references to “holders” mean those who own debt securities registered in their own names on the books that Tsakos Energy Navigation Limited or the indenture trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be either senior or subordinated debt. Senior debt securities or subordinated debt securities may be convertible or exchangeable into our common shares or other securities as described under “— Convertible or Exchangeable Securities” below. We will issue senior debt under a senior debt indenture, we will issue subordinated debt under a subordinated debt indenture and we will issue convertible debt securities under a convertible debt indenture. We sometimes refer to the senior debt indenture, the subordinated debt indenture and the convertible debt indenture individually as an indenture and collectively as the indentures. The indenture trustee under each of the indentures will be Wells Fargo Bank, National Association. The terms of the indenture governing the convertible debt securities will be substantially similar to the terms of the indenture governing the senior debt securities described below, except that the indenture governing the convertible debt securities will include provisions with respect to the conversion of such convertible debt securities, omit certain provisions described under “— Defeasance” below, prohibit any modification to the terms of convertibility without the consent of the holders and permit any holder to institute action to enforce such terms of convertibility. The indentures are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find Additional Information” or by contacting the indenture trustee.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms which will be disclosed for a particular series of debt securities in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in a prospectus supplement. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title or designation of the offered debt securities;

•	whether the debt is senior or subordinated;

•	whether the debt is guaranteed by our subsidiaries and whether those guarantees are secured and, if so, the collateral securing the guarantees;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the aggregate principal amount offered and the authorized denominations;

•	the initial public offering price;

•	the maturity date or dates;

•	any sinking fund or other provision for payment of the debt securities prior to their stated maturity;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities or original issue discount debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt securities will bear interest, if any;

•	if the debt securities are floating rate debt securities, the method of calculating the interest rate;

•	if the debt securities are original issue discount debt securities, their yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at the option of the Company;

•

any obligation of the Company to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-indenture trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including our subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the place where we will pay principal and interest;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	any United States federal income tax consequences, if material;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	any listing of the debt securities on a securities exchange; and

•	any other specific terms of the debt securities.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures and Settlement.”

Senior Debt

We will issue senior debt securities under the senior debt indenture. These senior debt securities will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of indebtedness of the Company and/or of our subsidiaries that may guarantee our debt for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities and letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any subsidiary guarantees of the subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Convertible Debt

We will issue convertible debt securities under the convertible debt indenture. Convertible debt securities will be convertible into common shares on the terms set forth in the convertible debt indenture. The convertible debt indenture will provide that the conversion price is subject to customary anti-dilution adjustments in connection with share dividends, share splits, share combinations, reclassifications and other similar events.

Covenants

Amalgamation and Sale of Assets. We may not, in a single transaction or a series of related transactions:

•	consolidate, amalgamate or merge with or into any other person; or

•	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of our assets,

unless, in either such case:

•

in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us is organized under the laws of the United States, or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of our obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Amalgamation and Sale of Assets by our subsidiaries that may guarantee our debt securities. Where the terms of any debt securities we may issue provide, no subsidiary that guarantees our debt may:

•	consolidate or amalgamate or merge with or into any other person (other than us or another subsidiary that guarantees our debt); or

•

directly or indirectly transfer, sell, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (other than to us or to another subsidiary that guarantees our debt), unless, in either such case:

•

the entity formed by such consolidation or into which such subsidiary amalgamates or merges, or which acquires by transfer, sale or lease the properties and assets of such subsidiary substantially as an entirety, is organized under the laws of the United States or any state thereof or the District of Columbia, Bermuda, the Republic of Liberia, the Republic of Cyprus, the Republic of Malta, the Republic of Panama, the Republic of the Marshall Islands, a member state of the European Union or any other country recognized by the United States, and which expressly assumes, by a supplemental indenture executed and delivered to the indenture trustee in a form reasonably satisfactory to the indenture trustee, all of such subsidiary’s obligations under the indenture;

•	immediately before and after giving effect to the transaction, no default on the debt securities exists; and

•	an officer’s certificate and an opinion of counsel setting forth certain statements are delivered to the indenture trustee.

Other Covenants. In addition, any offered series of debt securities may have additional covenants which will be described in the prospectus supplement, limiting or restricting, among other things:

•	our ability to incur indebtedness;

•	our ability to pay dividends and to repurchase or redeem our share capital;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	our ability to enter into sale and leaseback transactions.

Modification of the Indentures

Under the indentures, we and the indenture trustee may amend the indentures, without the consent of any holder of the debt securities to:

•	cure ambiguities, defects or inconsistencies;

•	comply with the covenants described under “Amalgamation and Sale of Assets”;

•

add to our covenants or to those of our subsidiaries that may guarantee our debt securities for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included for the benefit of such series) or to surrender any rights or power conferred upon us or our subsidiaries;

•	add any additional events of default for the benefit of the holders of all or a series of debt securities;

•	establish the form or terms of debt securities of any series;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add additional guarantors of the debt securities;

•	secure the debt securities of one or more series;

•	evidence the succession of another person to the Company and the assumption of the covenants in the indentures and in the debt securities by such successor or any co-issuer of the debt securities;

•	add or change any provision of the indentures to permit the issuance of the debt securities in bearer form, registrable or not registrable as to principal, with or without interest coupons;

•	appoint a successor indenture trustee for one or more series of debt securities under any indenture;

•	add to, change or eliminate any provision of the indentures so long as such addition, change or elimination does not affect the rights of the holders; or

•

conform any provision of the indentures to the description of securities contained in this prospectus or any similar provision in any prospectus supplement relating to an offer of a series of debt securities under the indentures.

We and the indenture trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series. However, no such modification may, without the consent of each holder of an affected debt security:

•	extend the fixed maturity of any such debt securities;

•	reduce the rate or change the time of payment of interest on such debt securities;

•	reduce the principal amount of such securities or the premium, if any, on such debt securities;

•	change or waive the redemption provisions of such debt securities;

•	change any obligation of ours to maintain an office or agency;

•	reduce the amount of the principal payable on acceleration of any debt securities issued originally at a discount;

•	adversely affect in any material respect the ranking on such debt securities;

•	adversely affect in any material respect the right, if any, to convert such debt securities;

•	adversely affect any right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any payment on such debt securities;

•	reduce the percentage of debt securities of a series whose holders need to consent to the modification or a waiver; or

•

with respect to subordinated debt securities, modify or change any provisions of the indenture or the related definitions affecting the subordination or ranking of any debt securities or any guarantees of our subsidiaries, in a manner which adversely affects the holders.

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any deposit of any sinking fund payment when due on debt securities of such series;

•

our failure to perform for 30 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	a breach by us, or by our subsidiaries that may guarantee our debt securities, of the covenant with respect to amalgamation and sale of assets;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $50,000,000, or any interest or premium thereon;

•	a finding that a guarantee of our debt securities by any of our subsidiaries is unenforceable or invalid; and

•	certain events of bankruptcy or insolvency, whether voluntary or not.

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the indenture trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable. If an event of default regarding debt securities results from certain events of bankruptcy, insolvency or reorganization with respect to us, such amount with respect to the debt securities will be due and payable immediately without any declaration or other act on the part of the holders of outstanding debt securities or the indenture trustee. We are required to file annually with the indenture trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year.

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the indenture trustee under an indenture and to waive past defaults regarding such series. The indenture trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the indenture trustee satisfactory security or indemnity.

If an event of default occurs and is continuing regarding a series of debt securities, the indenture trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the indenture trustee to take action. Holders must also offer and give satisfactory security and indemnity against liabilities incurred by the indenture trustee for taking such action, and the indenture trustee must have failed to institute any proceeding within 60 days after receiving such request and offer of indemnity. These limitations do not apply, however, to a suit by a holder of any series of debt securities to enforce payment of principal, interest or premium.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Defeasance

After we have deposited with the indenture trustee cash or government securities, in trust for the benefit of the holders, sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for U.S. Federal income tax purposes, we may elect to have our obligations and those of any guarantors of our obligations under the applicable indenture and any guarantees discharged with respect to the outstanding debt securities of any series (“defeasance and discharge”). Defeasance and discharge means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the applicable indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•

our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee; and

•	the defeasance provisions of the indenture.

Alternatively, we may elect to have our obligations released with respect to certain covenants in the applicable indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the corporate trust office of the indenture trustee. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of the indenture trustee, or by a check mailed to the holder at his or her registered address. Payments in any other manner will be specified in the prospectus supplement applicable to the particular series of debt securities.

Transfer and Exchange

Debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the corporate trust office of the indenture trustee. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer or exchange of debt securities.

WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant indenture between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant indenture will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

RIGHTS

We may issue rights to purchase our securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the person receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each securityholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred shares which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed with the SEC at the time of the offering and incorporated by reference into the registration statement of which this prospectus forms a part. You can obtain copies of these documents when they are filed by following the directions outlined in “Where You Can Find Additional Information.”

General

We may offer fractional preferred shares, rather than whole preferred shares. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred shares.

Deposit Agreement

The preferred shares underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will include the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a preferred share underlying that depositary share, to all the rights and preferences of that preferred share, including dividend, voting, redemption, conversion, and exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional preferred shares in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred shares to the record holders of the depositary shares relating to such preferred share in proportion to the number of such depositary shares owned by such holders.

The preferred share depositary will distribute any property other than cash received by it in respect of the preferred shares to the record holders of depositary shares entitled thereto. If the preferred share depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred shareholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Shares

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred shares series and any money or other property that those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred shares series on the basis described in the prospectus supplement, but holders of those whole preferred shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred shares series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Preferred Shares

If a series of preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred shares depositary resulting from the redemption, in whole or in part, of such series of preferred shares. The depositary shares will be redeemed by the preferred shares depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred shares so redeemed.

Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred shares depositary by lot or ratably or by any other equitable method as the preferred shares depositary may select.

Convertibility and Exchangeability

Preferred shares of a series may be convertible or exchangeable into our common shares, another series of preferred shares or other securities or property. The conversion or exchange may be mandatory or optional. The applicable prospectus supplement will specify whether the preferred shares being offered have any conversion or exchange features, and will describe the related terms and conditions.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred shares. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred shares depositary to vote the amount of the preferred shares represented by such holder’s depositary shares. The preferred shares depositary will try to vote the amount of such series of preferred shares represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred shares depositary determines are reasonably necessary to enable the preferred shares depositary to vote as instructed. The preferred shares depositary will abstain from voting any series of preferred shares held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then issued and outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all issued and outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred shares has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Shares Depositary; Taxes and other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred shares depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary and its acceptance of such appointment. Such successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred shares depositary will forward all reports and communications from us which are delivered to the preferred shares depositary and which we are required to furnish to the holders of the deposited preferred shares.

Neither we nor the preferred shares depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred shares depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred shares unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt securities or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement; or

•	currencies.

Each purchase contract will entitle its holder to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities or currencies at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities or currencies and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts may be issued under either the senior indenture or the subordinated indenture.

UNITS

We may issue units consisting of one or more debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the debt securities, purchase contracts, warrants, rights, preferred shares, depositary shares, and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

CONVERTIBLE OR EXCHANGEABLE SECURITIES

We may issue securities of the types described in this prospectus that are convertible or exchangeable into other securities described herein. The terms of such convertible or exchangeable securities will be set forth in a prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Authorized Share Capital

Our authorized share capital consists of 100,000,000 shares, par value $1.00 per share.

Common Shares

As of October 24, 2012, there were 56,293,237 common shares issued and outstanding. The holders of common shares are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our Memorandum of Association or Bye-laws, which means that the holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

The following briefly summarizes the material terms of our common shares. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Preferred Shares

Under our Bye-laws, our board of directors has the authority to issue preferred shares in one or more series, and to establish the terms and preferences of the shares of each series. The terms of any preferred shares we issue will be set forth in a prospectus supplement. Holders of each series of preferred shares will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred shares. Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred shares will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred shares, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior in relation to preferred shares in liquidation, including common shares. As of June 30, 2012, there were no preferred shares issued and outstanding.

Bermuda Law

We are an exempted company organized under the Companies Act 1981 of Bermuda, as amended (the “Companies Act 1981 of Bermuda”). Bermuda law and our Memorandum of Association and Bye-laws govern the rights of our shareholders. Our objects and purposes are set forth in paragraph 6 and the Schedule to our Memorandum of Association. Our objects and purposes include to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which we or any subsidiary of ours is a member or which are in any manner controlled directly or indirectly by us. The Companies Act 1981 of Bermuda differs in some material respects from laws generally applicable to United States corporations and their shareholders. The following is a summary of the material provisions of Bermuda law and our organizational documents. You should read the more detailed provisions of our Memorandum of Association and Bye-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find Additional Information.”

Dividends. Under Bermuda law, a company may not pay dividends that are declared from time to time by its board of directors or make a distribution out of contributed surplus unless there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would then be less than its liabilities.

Voting rights. Under Bermuda law, except as otherwise provided in the Companies Act 1981 of Bermuda or our Bye-laws, questions brought before a general meeting of shareholders are decided by a majority vote of shareholders present at the meeting. Our Bye-laws provide that, subject to the provisions of the Companies Act 1981 of Bermuda, any question proposed for the consideration of the shareholders will be decided in a general meeting by a simple majority of the votes cast, on a show of hands, with each shareholder present (and each person holding proxies for any shareholder) entitled to one vote for each common share held by the shareholder, except for special situations where a shareholder has lost the right to vote because he has failed to comply with the terms of a notice requiring him to provide information to the company pursuant to the Bye-laws, or his voting rights have been partly suspended under the Bye-laws as a consequence of becoming an interested person. In addition, a super-majority vote of not less than seventy-five percent (75%) of the votes cast at the meeting is required to effect any action related to the variation of class rights and a vote of not less than eighty percent (80%) of the votes cast at the meeting is required to effect any of the following actions: removal of directors, approval of business combinations with certain “interested” persons and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Rights in liquidation. Under Bermuda law, in the event of liquidation or winding up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred shares, the proceeds of the liquidation or winding up are distributed ratably among the holders of the company’s common shares.

Meetings of shareholders. Under Bermuda law, a company is required to convene at least one general shareholders’ meeting each calendar year. Bermuda law provides that a special general meeting may be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law also requires that shareholders be given at least five (5) days’ advance notice of a general meeting but the accidental omission to give notice to, or the non-receipt of such notice by, any person does not invalidate the proceedings at a meeting. Under our Bye-laws, we must give each shareholder at least ten (10) days’ notice and no more than fifty (50) days’ notice of the annual general meeting and of any special general meeting.

Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the Bye-laws of a company. Our Bye-laws provide that the presence in person or by proxy of two shareholders constitutes a quorum; but if we have only one shareholder, one shareholder present in person or by proxy shall constitute the necessary quorum.

Access to books and records and dissemination of information. Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s Certificate of Incorporation, its Memorandum of Association (including its objects and powers) and any alteration to its Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented at the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders without charge and by members of the general public without charge. A company is required to maintain its share register in Bermuda but may, subject to the provisions of Bermuda law, establish a branch register outside Bermuda. We maintain a share register in Hamilton, Bermuda. A company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two (2) hours each day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or removal of directors. Under Bermuda law and our Bye-laws, directors are elected or appointed at the annual general meeting and serve until re-elected or re-appointed or until their successors are elected or appointed, unless they are earlier removed or resign. Our Bye-laws provide for a staggered board of directors, with one-third of the directors selected each year.

Under Bermuda law and our Bye-laws, a director may be removed at a special general meeting of shareholders specifically called for that purpose, provided the director is served with at least 14 days’ notice. The director has a right to be heard at that meeting. Any vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors.

Amendment of Memorandum of Association. Bermuda law provides that the Memorandum of Association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Generally, our Bye-laws may be amended by the directors with the approval of a majority vote of the shareholders in a general meeting. However, a super-majority vote is required for certain resolutions relating to the variation of class rights, the removal of directors, the approval of business combinations with certain ‘interested persons’ and for any alteration to the provisions of the Bye-laws relating to the staggered board, removal of directors and business combinations.

Under Bermuda law, the holders of an aggregate of no less than 20% in par value of a company’s issued share capital or any class of issued share capital have the right to apply to the Bermuda Court for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act 1981 of Bermuda. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Court. An application for the annulment of an amendment of the Memorandum of Association must be made within 21 days after the date on which the resolution altering the company’s memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. Persons voting in favor of the amendment may make no such application.

Appraisal rights and shareholder suits. Under Bermuda law, in the event of an amalgamation or merger involving a Bermuda company, a shareholder who is not satisfied that fair value has been paid for his shares may apply to the Bermuda Court to appraise the fair value of his or her shares. The amalgamation or merger of a company with another company requires the amalgamation or merger agreement to be approved by the board of directors and, except where the amalgamation or merger is between a holding company and one or more of its wholly owned subsidiaries or between two or more wholly owned subsidiaries, by meetings of the holders of shares of each company and of each class of such shares.

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda Court, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s Memorandum of Association or Bye-laws. Further consideration would be given by the Bermuda Court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Bermuda Court for an order regulating the company’s conduct of affairs in the future or compelling the purchase of the shares by any shareholder, by other shareholders or by the company.

Anti-takeover effects of provisions of our charter documents.

Several provisions of our Bye-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in our best interest and (2) the removal of incumbent officers and directors.

Staggered board of directors.

Our Bye-laws provide for a staggered board of directors with one-third of our directors being selected each year. This staggered board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Transactions involving certain business combinations.

Our Bye-laws prohibit the consummation of any business combination involving us and any interested person, unless the transaction is approved by a vote of a majority of 80% of those present and voting at a general meeting of our shareholders, unless:

•

the ratio of (i) the aggregate amount of cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination, to (ii) the market price per share, immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (iii) the highest per share price, which the interested person has theretofore paid in acquiring any share prior to the business combination, to (iv) the market price per share immediately prior to the initial acquisition by the interested person of any shares;

•

the aggregate amount of the cash and the fair market value of other consideration to be received per share in the business combination by holders of shares other than the interested person involved in the business combination (i) is not less than the highest per share price paid by the interested person in acquiring any shares, and (ii) is not less than the consolidated earnings per share of our company for our four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on the business combination multiplied by the then price/earnings multiple (if any) of the interested person as customarily computed and reported in the financial community;

•

the consideration (if any) to be received in the business combination by holders of shares other than the interested person involved shall, except to the extent that a shareholder agrees otherwise as to all or part of the shares which the shareholder owns, be in the same form and of the same kind as the consideration paid by the interested person in acquiring shares already owned by it;

•

after the interested person became an interested person and prior to the consummation of the business combination: (i) such interested person shall have taken steps to ensure that the board includes at all times representation by continuing directors proportionate in number to the ratio that the number of shares carrying voting rights in our company from time to time owned by shareholders who are not interested persons bears to all shares carrying voting rights in our company outstanding at the time in question (with a continuing director to occupy any resulting fractional position among the directors); (ii) the interested person shall not have acquired from us or any of our subsidiaries, directly or indirectly, any shares (except (x) upon conversion of convertible securities acquired by it prior to becoming an interested person, or (y) as a result of a pro rata share dividend, share split or division or subdivision of shares, or (z) in a transaction consummated on or after June 7, 2001 and which satisfied all requirements of our Bye-laws); (iii) the interested person shall not have acquired any additional shares, or rights over shares, carrying voting rights or securities convertible into or exchangeable for shares, or rights over shares, carrying voting rights except as a part of the transaction which resulted in the interested person becoming an interested person; and (iv) the interested person shall not have (x) received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by us or any subsidiary of ours, or (y) made any major change in our business or equity capital structure or entered into any contract, arrangement or understanding with us except any change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the continuing directors; and

•

a proxy statement complying with the requirements of the U.S. Securities Exchange Act of 1934, as amended, shall have been mailed to all holders of shares carrying voting rights for the purpose of soliciting approval by the shareholders of the business combination. The proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the adequacy (or inadequacy) of the terms of the business combination from the point of view of the holders of shares carrying voting rights other than any interested person (the investment banking firm to be selected by a majority of the continuing directors, to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by us of the opinion).

For purposes of this provision, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested person” is any person or entity that beneficially owns 15% or more of our voting shares and any person or entity affiliated with or controlling or controlled by that person or entity. “Continuing directors” means directors who have been elected before June 7, 2001 or designated as continuing directors by the majority of the then continuing directors.

Consequences of becoming an interested person.

Our Bye-laws provide that, at any time a person acquires or becomes the beneficial owner of 15% or more of our voting shares, which we refer to as the “threshold”, then the person will not be entitled to exercise voting rights for the number of common shares in excess of the threshold he holds or beneficially owns. This disability applies to any general meeting of our company as to which the record date or scheduled meeting date falls within a period of five years from the date such person acquired beneficial ownership of a number of common shares in excess of the threshold.

The above restrictions do not apply to us, our subsidiaries or to:

•

any person who on June 7, 2001 was the holder or beneficial owner of a number of shares carrying voting rights that exceeded the threshold and who continues at all times after June 7, 2001 to hold shares in excess of the threshold; and

•

any person whose acquisition of a number of shares exceeding the threshold has been approved by (1) a majority of 80% of those present and voting at a general meeting or (2) by a resolution adopted by the continuing directors, followed by a resolution adopted by a shareholder vote in excess of 50% of the voting shares not owned by such interested person.

Shareholder Rights Plan

Our board of directors has adopted a shareholder rights plan under which our shareholders received one right for each common share they held. Each right will entitle the holder to purchase from the Company a unit consisting of one one-hundredth of a share of our Series A Junior Participating Preferred Shares, or a combination of securities and assets of equivalent value, at an exercise price of $127.00, subject to adjustment.

The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and The Bank of New York, as rights agent, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

If any person or group acquires shares representing 15% or more of our issued and outstanding common shares, the “flip-in” provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person, as such rights will be null and void, to acquire a number of additional common shares having a market value of twice the exercise price of each right. In lieu of requiring payment of the purchase price upon exercise of the rights following any such event, we may permit the holders simply to surrender the rights, in which event they will be entitled to receive common shares (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price.

Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder of our Company, including, without limitation, no right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for preferred shares (or other consideration) or for common shares of the acquiring or surviving company or in the event of the redemption of the rights as set forth above.

The existence of the rights agreement and the rights could deter a third party from tendering for the purchase of some or all of our common shares and could have the effect of entrenching management. In addition, they could have the effect of delaying or preventing changes of control of the ownership and management of our company, even if such transactions would have significant benefits to our shareholders.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as transfer agent and registrar for our common shares.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common shares in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common shares in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement.”

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•

The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•

You may exchange, transfer, present for payment or exercise securities at the office of the relevant indenture trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or we may perform them ourselves.

•

You will not be required to pay a service charge to transfer or exchange your securities, but you may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•

If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•

If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust & Clearing Corporation, or DTC, a securities depositary, and will be registered in the name of Cede & Co. or another nominee of DTC. DTC, Cede & Co., or such nominee, will thus be the only registered holder of these securities. Except as set forth below, the registered global securities may be transferred, in whole but not in part, only to Cede & Co., another nominee of DTC or to a successor of DTC or its nominee.

Purchasers of securities may only hold interests in the global securities through DTC if they are participants in the DTC system. Individual certificates in respect of the securities will not be issued in exchange for the registered global securities, except in very limited circumstances. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common shares are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Title to book-entry interests in the securities will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures.

If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global securities or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the securities represented by registered global securities upon delivery of those registered global securities for cancellation. We may also permit beneficial owners of book-entry securities represented by a global security to exchange their beneficial interests for definitive (paper) securities if, in our sole discretion, we decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

Initial settlement for the securities offered on a global basis through DTC will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the securities among participants thereof, it is under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

SELLING SHAREHOLDERS

This prospectus also covers 21,500,000 common shares, together with preferred share purchase rights attached thereto, which may be sold by or on behalf of selling shareholders or by their pledgees, donees, transferees or other successors in interest, who will be named in a prospectus supplement or a report filed under Section 13(a) of the Exchange Act.

The common shares that may be sold by or on behalf of selling shareholders under this prospectus were acquired directly from the Company, purchased in the open market or were the subject of awards under our equity incentive plans, in each case, prior to the initial filing of this Registration Statement.

PLAN OF DISTRIBUTION

We or a selling shareholder may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourselves directly;

•	through agents; or

•	through a combination of any of these methods of sale.

Selling shareholders may be deemed underwriters of the common shares sold by them hereunder.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the type of securities to be offered;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•

any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, which in the aggregate will not exceed 8% of the gross proceeds of the offering;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers;

•	any securities exchanges on which such offered securities may be listed; and

•	the names of the selling shareholders and the number of amount of securities being offered by them.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of offered securities, we or a selling shareholder will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We or a selling shareholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or their affiliates) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such persons may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. Such persons will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the common shares are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any common shares sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our common shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or a selling shareholder may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common shares or other securities. The terms of each such distribution agreement will be described in a prospectus supplement.

We may sell our common shares pursuant to dividend reinvestment, share purchase plans and similar plans in which our shareholders as well as other investors may participate. Purchasers of shares under such plans may, upon resales, be deemed to be underwriters. These shares may be resold in market transactions (including coverage of short positions), in privately negotiated transactions or otherwise. Common shares sold under any such plans may be issued at a discount to the market price of the common shares. The difference between the price owners who may be deemed to be underwriters pay us for our common shares acquired under any such plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions or fees received by these owners in connection with such transactions.

We may loan common shares to underwriters, agents and others, pursuant to share lending agreements, which may be offered for sale in transactions, including block sales, on any securities exchange, market or trading facility.

We may also issue our common shares to officers, directors, employees, consultants, agents or other persons, including selling stockholders, pursuant to awards made under our equity incentive plans. Such common shares may be resold by our officers and directors under this prospectus as indicated in a prospectus supplement.

We or a selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offered securities may be sold directly by us or a selling shareholder to one or more institutional purchasers, or through agents designated by us or a selling shareholder from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or a selling shareholder to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we or a selling shareholder will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us or a selling shareholder at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

In addition, common shares may be issued upon conversion of or in exchange for debt securities, preferred shares or depositary shares.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest may also sell common shares in transactions that are exempt from registration under the Securities Act rather than under this prospectus.

Each series of offered securities, other than the common shares which are listed on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or a selling shareholder and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us or a selling shareholder to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us or a selling shareholder in the ordinary course of business.

Underwriters, dealers, agents and remarketing firms may be entitled, under agreements with us or a selling shareholder, to indemnification by us or a selling shareholder against certain civil liabilities, including liabilities under the Securities Act relating to material misstatements and omissions, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our affiliates or a selling shareholder in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by MJM Limited, Hamilton, Bermuda. The validity of the guarantees of our debt securities by our subsidiaries who may guarantee our debt securities is being passed upon for us by Seward & Kissel LLP, New York, New York and Morgan & Morgan, Panama City, Panama. Certain matters of New York law are being passed on by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Tsakos Energy Navigation Limited appearing in Tsakos Energy Navigation Limited’s Annual Report (Form 20-F) for the year ended December 31, 2011 and the effectiveness of Tsakos Energy Navigation Limited’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statistical data and other information incorporated by reference from the section of our Annual Report on Form 20-F for the year ended December 31, 2011 entitled “Item 5. General Market Overview — World Oil Demand / Supply and Trade,” including the analysis of the various sectors of the oil tanker industry, has been provided by ICAP Shipping (“ICAP”). ICAP has advised that the statistical data and other information contained therein are drawn from its database and other sources. In connection therewith, ICAP has advised that: (a) certain information in ICAP’s database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in ICAP’s database; and (c) while ICAP has taken reasonable care in the compilation of the statistical and other information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

Tsakos Energy Navigation Limited

             Shares

    % Series C Cumulative Redeemable Perpetual

Preferred Shares

(Liquidation Preference $25 Per Share)

Joint Bookrunners

UBS Investment Bank	Morgan Stanley

Lead Manager

Jefferies

Co-Managers

Incapital	DNB Markets